                                                      Filed pursuant to
                                                      Rule 424(b)(3)
                                                      Registration No. 333-18825

                            PROVIDENT BANCORP, INC.

                                 PROSPECTUS FOR
                                  COMMON STOCK

                          ---------------------------

                       SOUTH HILLSBOROUGH COMMUNITY BANK
                                PROXY STATEMENT
                          ---------------------------

     This Proxy Statement/Prospectus is being furnished to the holders of the Common Stock, $2.00 par value per share (the "South Hillsborough Common Stock"), of South Hillsborough Community Bank ("South Hillsborough") in connection with the solicitation of proxies by the South Hillsborough Board of Directors for use at a Special Meeting of Shareholders of South Hillsborough to be held at 6542 U.S. Highway 41 North, Apollo Beach, Florida on February 11, 1997 at 4:00 p.m. Eastern Standard Time, and at any postponements or adjournments thereof (the "Special Meeting"). The meeting is for the purpose of considering an Agreement and Plan of Reorganization ("Reorganization Agreement") and the related Plan of Merger and Merger Agreement (the "Merger Agreement") whereby a newly-formed subsidiary of Provident Bancorp, Inc. ("Bancorp") will merge into South Hillsborough (the "Merger") and all holders of Common Stock of South Hillsborough will receive Common Stock of Bancorp ("Bancorp Common Stock"). A copy of the Reorganization Agreement is attached as Annex A.

     This Proxy Statement/Prospectus also constitutes part of a Registration Statement filed by Bancorp with the Securities and Exchange Commission relating to the shares of Bancorp Common Stock to be issued in the Merger.

     Consummation of the Merger is subject, among other things, to approval of the Merger by the affirmative vote of a majority of the outstanding shares of South Hillsborough Common Stock at the Special Meeting.

     Bancorp Common Stock is traded on the National Market System of The Nasdaq Stock Market ("Nasdaq") under the symbol "PRBK." On October 7, 1996, the last trading date prior to public announcement of the signing of the Reorganization Agreement, the closing sales price for Bancorp Common Stock was $29.50. On January 8, 1997, the last reported sales price for Bancorp Common Stock was $36.50. South Hillsborough Common Stock is not publicly traded.

     This Proxy Statement/Prospectus and the accompanying Proxy are first being mailed to shareholders of South Hillsborough on or about January 10, 1997.

                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is January 10, 1996.

                       SOUTH HILLSBOROUGH COMMUNITY BANK
                           6542 U.S. Highway 41 North
                          Apollo Beach, Florida 33572

                                January 10, 1997

Dear Shareholder:

     On behalf of the Board of Directors, we cordially invite you to attend a special meeting of shareholders of South Hillsborough Community Bank which will be held at 4:00 p.m. Eastern Standard Time, on Tuesday, February 11, 1997, at the main office of South Hillsborough at 6542 U.S. Highway 41 North, Apollo Beach, Florida 33572. The Special Meeting is being called for the following purposes:

     A. To approve the Agreement and Plan of Reorganization dated as of October 7, 1996, between Provident Bancorp, Inc. and South Hillsborough, and the related Plan of Merger and Merger Agreement between Provident Interim Bank, a newly-formed interim bank subsidiary of Bancorp, and South Hillsborough and agreed to by Bancorp. Pursuant to the Reorganization Agreement and the Merger Agreement, Provident Interim Bank will merge into South Hillsborough. At the time the Merger becomes effective, the issued and outstanding shares of Common Stock, $2.00 par value per share, of South Hillsborough, including Common Stock issued pursuant to the Stock Option Plan of South Hillsborough, shall be converted, by virtue of the Merger, into the right to receive Bancorp Common Stock having a market value of $7,151,900, or $16.41 for each share of South Hillsborough Common Stock, based upon the weighted average of the per share closing bid and asked prices of Bancorp Common Stock as reported on The Nasdaq Stock Market for the twenty trading days preceding the closing date. Only whole shares of Bancorp Common Stock will be issued. Any shareholder otherwise entitled to receive a fractional share will receive cash in lieu of such fractional share on the same basis. The proposed Merger is discussed in detail in the accompanying Proxy Statement/Prospectus and the Reorganization Agreement and the Form of Merger Agreement which are appended thereto as Annex A and Annex B, respectively. We urge you to read the entire Proxy Statement/Prospectus.

     B. To adjourn the Special Meeting if necessary to solicit additional proxies.

     C. To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

     Pursuant to the Bylaws of South Hillsborough, the Board of Directors has fixed January 10, 1997 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Only holders of record of South Hillsborough Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof. As more completely described in the Proxy Statement/Prospectus, dissenting shareholders, who comply with applicable laws, are entitled to receive payment in cash for the fair market value of their shares in lieu of receiving Bancorp Common Stock, provided the Merger is consummated. Such dissenting shareholders will be entitled to payment in cash of the value of only those shares held by the dissenting shareholders which at the Special Meeting are voted against the approval of the Reorganization Agreement and Merger Agreement or with respect to which the shareholder has given written notice to South Hillsborough at or prior to the Special Meeting that the shareholder dissents from the Reorganization Agreement and Merger Agreement.

     THE REORGANIZATION AGREEMENT AND THE MERGER AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF SOUTH HILLSBOROUGH COMMON STOCK ENTITLED TO VOTE. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE ON THE MERGER.

     EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT: If your South Hillsborough Common Stock is held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To assure that your shares are voted, we urge you to telephone today the individual responsible for your account at your brokerage firm and obtain instructions on how to direct him or her to execute a proxy.

     If you have any questions, please telephone either Thomas P. Corr or John
G. Munsell at telephone number (813) 645-0886.

Apollo Beach, Florida                                           January 10, 1996

By Order of the Board of Directors

Thomas P. Corr, Chairman

John G. Munsell, President

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    6
SUMMARY...............................................................................    8
  The Companies.......................................................................    8
  The Reorganization Agreement........................................................    8
  Bancorp Common Stock Outstanding....................................................    8
  South Hillsborough Special Meeting..................................................    8
  Recommendation of South Hillsborough's Board of Directors...........................    8
  Dissenters' Rights..................................................................    8
  Certain Income Tax Considerations...................................................    8
  Comparative Per Share Data..........................................................    8
SELECTED FINANCIAL DATA...............................................................   10
  Provident Bancorp, Inc..............................................................   10
  South Hillsborough Community Bank...................................................   12
BANCORP MARKET PRICE AND DIVIDEND DATA................................................   13
SOUTH HILLSBOROUGH SPECIAL MEETING....................................................   14
  Purpose of the Special Meeting......................................................   14
  Vote Required to Approve Reorganization Agreement...................................   14
  Voting at the Special Meeting.......................................................   14
THE MERGER............................................................................   15
  Background of and Reasons for the Merger -- South Hillsborough......................   15
  Opinion of South Hillsborough's Financial Advisor...................................   16
  Certain Federal Income Tax Consequences.............................................   21
  Dissenters' Rights..................................................................   22
  Shares Received.....................................................................   23
THE AGREEMENT AND PLAN OF REORGANIZATION..............................................   24
  Terms of the Merger.................................................................   24
  Conditions to the Merger............................................................   24
  Termination and Amendment...........................................................   25
  Effectiveness of Merger.............................................................   25
PROVIDENT BANCORP, INC................................................................   26
  Introduction........................................................................   26
  Commercial Banking..................................................................   26
  Consumer Banking....................................................................   26
  Other Operations....................................................................   27
  Recent Events.......................................................................   27
SOUTH HILLSBOROUGH COMMUNITY BANK.....................................................   27
  Introduction........................................................................   27
  Regulation..........................................................................   28
  Dividends...........................................................................   28
  Market for South Hillsborough Common Stock and Dividend History.....................   28
  Non-performing Assets...............................................................   29
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations.......................................................................   29

                                                                                        PAGE
                                                                                         --
DESCRIPTION OF CAPITAL STOCKS.........................................................   40
  Provident Bancorp, Inc..............................................................   40
  South Hillsborough Community Bank...................................................   41
  Material Differences in Rights of Shareholders......................................   41
LEGAL MATTERS.........................................................................   42
EXPERTS...............................................................................   42
FINANCIAL STATEMENTS..................................................................  F-1
Annex A-- Agreement and Plan of Reorganization between South Hillsborough Community
         Bank and Provident Bancorp, Inc.
Annex B-- Form of Plan of Merger and Merger Agreement
Annex C-- Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 of
         Provident Bancorp, Inc.
Annex D-- Section 658.44 of the Florida Statutes

                                  AVAILABLE INFORMATION

     Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information filed with the Commission by Bancorp may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at Seven World Trade Center, Suite 1300, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, material filed by Bancorp can be obtained and inspected at the offices of The Nasdaq Stock Market, 9513 Key West Avenue, Rockville, Maryland 20850, on which Bancorp Common Stock is listed. Bancorp is an electronic filer, and the Commission maintains a Web site (located at http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically.

     Bancorp has filed with the Commission a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO BANCORP WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST FROM INVESTOR RELATIONS DEPARTMENT, PROVIDENT BANCORP, INC., 801 LINN STREET, 855E, CINCINNATI, OHIO 45203, TELEPHONE (513) 345-7102. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 4, 1997.

     Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Current Reports on Form 8-K dated September 19, 1996, September 26, 1996, October 3, 1996 and December 13, 1996, all of which have been filed by Bancorp (File No. 1-8019) with the Commission, are hereby incorporated by reference in this Prospectus. All documents filed by Bancorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCORP OR SOUTH HILLSBOROUGH.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE BANCORP COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF SOUTH HILLSBOROUGH DEEMED TO BE AFFILIATES OF BANCORP OR SOUTH HILLSBOROUGH UPON THE CONSUMMATION OF THE MERGER. SEE "THE MERGER -- SHARES RECEIVED."

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BANCORP OR SOUTH HILLSBOROUGH SINCE THE DATE HEREOF.

                                    SUMMARY

     The following is a summary of information contained elsewhere herein or incorporated by reference. All information concerning Bancorp is adjusted for its 3-for-2 common stock splits effective May 24 and December 19, 1996.

THE COMPANIES

     Bancorp is a Cincinnati-based bank holding company with assets of approximately $6.5 billion. Bancorp's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, telephone (513) 579-2000.

     South Hillsborough is a Florida bank located in Apollo Beach, Florida with assets of approximately $38 million. Its executive offices are located at 6542 U.S. Highway 41 North, Apollo Beach, Florida 33572, telephone (813) 645-0886.

     Provident Interim Bank is a subsidiary of Bancorp formed solely for purposes of the Merger.

THE REORGANIZATION AGREEMENT

     If the Merger is approved, a newly-formed interim bank subsidiary of Bancorp will merge into South Hillsborough and shareholders of South Hillsborough will receive Bancorp Common Stock with a value of $7,151,900, or $16.41 for each outstanding share of South Hillsborough, assuming the exercise of all outstanding stock options. See "The Agreement and Plan of Reorganization" for a description of the method of computing the market value and number of shares of Bancorp Common Stock to be issued. On October 7, 1996, the last trading date prior to announcement of the proposed Merger, the closing sale for Bancorp's Common Stock was $29.50. The consummation of the Merger is subject to the satisfaction of certain regulatory conditions. See "The Agreement and Plan of Reorganization."

BANCORP COMMON STOCK OUTSTANDING

     40,655,916 shares at January 1, 1997. The terms of Bancorp's Common Stock are described under "Description of Capital Stocks."

SOUTH HILLSBOROUGH SPECIAL MEETING

     February 11, 1997 at 4:00 p.m., at South Hillsborough's main office, 6542 U.S. Highway 41 North, Apollo Beach, Florida. Approval of the Merger requires the affirmative vote of a majority of the outstanding South Hillsborough Common Stock outstanding on the record date for the meeting which is January 10, 1997.

RECOMMENDATION OF SOUTH HILLSBOROUGH'S BOARD OF DIRECTORS

     The Board of Directors of South Hillsborough unanimously recommends approval of the Reorganization Agreement.

DISSENTERS' RIGHTS

     Shareholders of South Hillsborough as of the record date who comply with
Section 658.44 of the Florida Banking Code may exercise dissenters' rights. See "The Merger -- Dissenters' Rights."

CERTAIN INCOME TAX CONSIDERATIONS

     The parties expect that the Merger will constitute a tax-free transaction for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences."

COMPARATIVE PER SHARE DATA

     Bancorp's primary earnings per share were $1.93 for 1995 and $1.40 for the nine months ended September 30, 1996. South Hillsborough's earnings per share, adjusted for the exercise of all existing stock options, for the same periods were $.22 and $.12, respectively. Bancorp paid $.467 per share in dividends in 1995 and $.542 per share in 1996, and its current rate is $.14 per share per quarter. Bancorp's Board of Directors has approved an annual dividend rate of $.16 per share commencing with a scheduled payment in February 1997. South Hillsborough paid $.10 per share in dividends in 1995 and did not pay any dividends in 1996.

                            SELECTED FINANCIAL DATA

PROVIDENT BANCORP, INC.

     The following is a summary of selected financial data for Bancorp and subsidiaries for the five years ended December 31, 1995 and the nine month periods ended September 30, 1996 and 1995. This summary should be read in conjunction with the financial statements and notes thereto which are incorporated by reference in this Prospectus.

                              NINE MONTHS ENDED
                                SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1996         1995         1995         1994         1993         1992         1991
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 (UNAUDITED)
                           (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
EARNINGS STATEMENT DATA:
Total interest income....  $  384,677   $  338,166   $  462,396   $  345,829   $  286,839   $  287,622   $  337,571
Net interest income......     176,488      146,806      202,694      181,958      162,836      145,260      131,325
Provision for loan and
  lease losses...........      37,750        9,000       14,000       12,000       12,000       14,663       17,714
Earnings before
  cumulative effect of
  changes in accounting
  principles.............      57,200       52,485       71,860       57,666       51,272       45,764       19,955
Net earnings.............      57,200       52,485       71,860       57,666       51,272       43,618       19,955
Net earnings per common
  share: (1)
  Primary................        1.40         1.42         1.93         1.53         1.37
  Fully diluted..........        1.37         1.28         1.75         1.40         1.27
Cash dividends per common
  share..................        .402         .344         .467         .418         .365         .302         .237
BALANCE SHEET DATA:
Total loans and leases...   5,047,441    4,646,366    4,896,076    4,204,538    3,389,888    2,900,761    2,802,571
Total assets.............   6,483,920    5,955,257    6,205,351    5,411,491    4,698,433    3,979,888    3,867,854
Total deposits...........   4,418,143    4,051,464    4,178,551    4,068,649    3,231,627    3,130,054    3,203,723
Long-term debt...........     665,579      508,035      820,083      383,433      275,527       38,643       50,966
Total shareholders'
  equity.................     471,162      412,435      432,537      359,351      335,892      296,465      216,144

---------------

(1) Historical earnings per share for the years ended December 31, 1992 and 1991 are not presented above because they are not meaningful due to the conversion merger transactions with four mutual savings and loan associations in 1992 and the merger of Bancorp's subsidiary, The Provident Bank, and Hunter Savings Association in 1991.

    The unaudited pro forma earnings per common share and the unaudited pro forma fully diluted earnings per common share before cumulative effect of changes in accounting principles would have been $1.33 and $1.22, respectively, and the unaudited pro forma net earnings per common share and the unaudited pro forma fully diluted net earnings per common share would have been $1.27 and $1.16, respectively, in 1992. Earnings per share on a pro forma basis for 1992 assumes the merger of the Mutuals and Bancorp had occurred on January 1, 1992 and includes the increase in earnings associated with the investment of the net proceeds raised in regard to the sale of Bancorp Common Stock in the subscription offerings. The weighted average shares used in the computation of pro forma net earnings per common share and the pro forma fully diluted net earnings per common share were 32,143,500 shares and 37,899,000 shares, respectively, in 1992.

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                   ---------------   ------------------------------------------
           (BASED ON AVERAGE BALANCES)              1996     1995     1995     1994     1993     1992     1991
                                                   ------   ------   ------   ------   ------   ------   ------
SELECTED RATIOS:
  Performance ratios: (1)
      Return on average assets...................    1.21%    1.28%    1.29%    1.24%    1.30%    1.20%    0.54%
      Return on average shareholders' equity.....   16.94    18.35    18.37    16.64    16.33    17.05     7.60
      Net interest margin (2)....................    3.96     3.82     3.86     4.14     4.41     4.33     3.82
      Net interest rate spread (3)...............    3.39     3.23     3.27     3.66     3.95     3.87     3.21
      Noninterest expense to average assets
         (4).....................................    2.63     2.50     2.48     2.55     2.79     2.89     2.61
  Asset quality ratios: (1)
      Nonperforming assets to total loans, leases
      and other real estate owned (period end)
      (5)........................................     .62      .47      .98      .25      .80     1.40     1.29
      Nonperforming loans to total loans and
      leases (period end) (6)....................     .47      .43      .86      .17      .54      .88      .58
      Reserve for loan and lease losses to total
      loans and leases (period end)..............    1.26     1.20     1.23     1.24     1.20     1.21     1.10
      Reserve for loan and lease losses to
      Nonperforming loans (period end)...........  269.87   277.58   142.57   714.29   222.97   138.44   190.37
      Net charge-offs to average net loans and
         leases..................................     .94      .16      .13      .02      .24      .38      .56
  Capital adequacy ratios:
      Total shareholders' equity to assets
         (period end)............................    7.27     6.93     6.97     6.64     7.15     7.45     5.59
      Tier 1 leverage ratio......................    7.18     7.13     7.13     7.21     7.88     7.87     5.47
      Risk-based capital ratios:
         Tier 1 capital..........................    7.71     7.62     7.52     7.86     8.89     9.20     7.08
         Total capital...........................   11.70    12.02    11.77    12.85    12.24    10.71     8.66

---------------

(1) Certain performance and asset quality ratios for September 30, 1996 have been annualized where applicable.

(2) Net interest margin represents net interest income, on a fully taxable equivalent basis, divided by average interest earning assets.

(3) Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities, on a fully taxable equivalent basis.

(4) Noninterest expense excludes expenses relating to real estate acquired in settlement of loans and amortization of intangibles.

(5) Nonperforming assets consist of nonaccruing loans, renegotiated loans and real estate owned. Real estate owned includes real estate acquired in settlement of loans, including in-substance foreclosures.

(6) Nonperforming loans consist of nonaccruing loans and renegotiated loans.

SOUTH HILLSBOROUGH COMMUNITY BANK

     The following is a summary of selected financial data for South Hillsborough for the five years ended December 31, 1995 and the nine month periods ended September 30, 1996 and 1995. This summary should be read in conjunction with the financial statements and notes thereto of South Hillsborough which are presented elsewhere in this Prospectus.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             1996      1995      1995      1994      1993      1992      1991
                                            -------   -------   -------   -------   -------   -------   -------
                                               (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income.....................  $ 2,266   $ 2,112   $ 2,878   $ 2,057   $ 1,850   $ 1,917   $ 1,998
Net interest income.......................    1,139     1,143     1,510     1,257     1,067     1,020       824
Provision for loan losses.................       31        59       109        39         8        46        62
Earnings before cumulative effect of
  changes in accounting principles........       56       100       104       111        72       249        25
Net earnings..............................       56       100       104       111       182       249        25
Fully diluted earnings per share..........      .12       .21       .22       .23       .39       .62       .06
Dividends paid per common share...........       --       .10       .10       .10        --        --        --
Total loans...............................   22,061    20,112    20,877    19,666    17,889    17,013    14,186
Total assets..............................   38,346    40,202    40,210    30,559    28,016    27,054    24,374
Total deposits............................   32,209    35,363    35,435    26,129    23,836    23,059    20,629
Total shareholders' equity................    4,122     4,192     4,215     4,109     4,054     3,872     3,623

                     BANCORP MARKET PRICE AND DIVIDEND DATA

     Bancorp Common Stock is traded on Nasdaq under the symbol "PRBK." South Hillsborough Common Stock is not publicly traded. The following table sets forth, for the periods indicated, quarterly dividends paid by Bancorp and the high and low closing sales prices for Bancorp Common Stock as reported on
Nasdaq:

                                                                                            DIVIDENDS
                                                                           HIGH     LOW       PAID
                                                                          ------   ------   ---------
      Year Ended December 31, 1994:
        First Quarter...................................................  $15.44   $12.33     $.098
        Second Quarter..................................................   14.33    13.44      .098
        Third Quarter...................................................   15.78    14.00      .111
        Fourth Quarter..................................................   15.33    12.67      .111
      Year Ended December 31, 1995:
        First Quarter...................................................   15.33    13.67      .111
        Second Quarter..................................................   15.56    13.67      .111
        Third Quarter...................................................   18.56    15.22      .122
        Fourth Quarter..................................................   21.22    17.89      .122
      Year Ended December 31, 1996:
        First Quarter...................................................   23.33    20.67      .122
        Second Quarter..................................................   25.33    22.11      .140
        Third Quarter...................................................   29.25    22.67      .140
        Fourth Quarter..................................................   38.00    28.83      .140

     On January 8, 1997 the last reported sales price for the Bancorp Common Stock on Nasdaq was $36.50 per share. As of January 8, 1997 there were approximately 4,100 holders of record of Bancorp Common Stock which Bancorp believes represents approximately 7,500 beneficial holders.

                       SOUTH HILLSBOROUGH SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, shareholders of South Hillsborough will be asked to vote upon the approval of a Reorganization Agreement between South Hillsborough and Bancorp dated October 7, 1996. Pursuant to the Reorganization Agreement, a newly-formed interim bank subsidiary of Bancorp will merge into South Hillsborough.

     If the Merger is approved and consummated, for each share of South Hillsborough Common Stock, each South Hillsborough shareholder shall receive Bancorp Common Stock having a market value of $16.41, assuming the exercise of all outstanding South Hillsborough stock options. The market value will be based on the weighted average of the closing representative bid and asked prices for Bancorp Common Stock on Nasdaq for the twenty trading days immediately preceding the closing date.

     South Hillsborough's Board of Directors has unanimously approved the Reorganization Agreement and recommends that shareholders approve it. The Board of Directors of South Hillsborough believes that the terms of the Merger are fair, from a financial point of view, to South Hillsborough's shareholders. See "The Merger -- Background and Reasons for the Merger -- South Hillsborough."

VOTE REQUIRED TO APPROVE REORGANIZATION AGREEMENT

     Approval of the Reorganization Agreement will require the affirmative vote of a majority of the outstanding shares of South Hillsborough Common Stock. Abstentions and broker non-votes will be treated as votes that are not cast and, therefore, will have the same effect as a negative vote.

VOTING AT THE SPECIAL MEETING

     Shareholders of record of South Hillsborough at the close of business on January 10, 1997 are entitled to receive notice of and to vote at the Special Meeting. At the close of business on January 10, 1997, there were 401,522 shares of South Hillsborough Common Stock outstanding. Each share of South Hillsborough Common Stock is entitled to one vote. It is anticipated that 34,303 additional shares of South Hillsborough Common Stock will be issued pursuant to the exercise of all its outstanding stock options prior to the Special Meeting. See "The Agreement and Plan of Reorganization -- Terms of the Merger." Although those shares will not be entitled to vote at the Special Meeting and will not be entitled to dissenters' rights, since they will be issued after January 10, 1997, they will receive the Merger consideration, if the Merger is consummated.

     Shareholders of South Hillsborough may vote in person or by proxy at the Special Meeting. Proxies given may be revoked at any time by filing with South Hillsborough either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. All shares will be voted as specified on each properly executed proxy. If no choice is specified, the shares will be voted, as recommended by the Board of Directors, in favor of the Merger. A proxy will also give authority for voting the shares in favor of adjournment of the Special Meeting if necessary or upon any other matter that may come before the Special Meeting. The Board of Directors of South Hillsborough knows of no other business which will be presented at the Special Meeting. If such other matters are brought before the Special Meeting, however, the persons appointed as proxies will have the discretion to vote those shares in accordance with their judgment.

     Proxies may be solicited by phone, mail, facsimile or in person by officers, directors and employees of South Hillsborough, none of whom will be specifically compensated for such services. South Hillsborough will bear the expenses of its proxy solicitation.

     The only persons who beneficially owned over 5% of the outstanding South Hillsborough Common Stock are:

                                                                                    PERCENTAGE
                                                                           NO.      OUTSTANDING
                                 NAME                                   OF SHARES     SHARES
                                 ----                                   ---------   -----------
Glenda L. Spencer Rev. Trust dated 7/18/95............................    32,295        8.0%
James R. Thompson.....................................................    20,500        5.1%
Roy C. Tillett........................................................    25,000        6.2%
George K. Todd, Sr....................................................    21,390        5.3%

All directors and executive officers, as a group, excluding the holdings previously described, own 68,572 shares. All of those persons have indicated that they, and members of their families, who together beneficially own approximately 70% of South Hillsborough's outstanding Common Stock, will vote in favor of the Reorganization Agreement.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER -- SOUTH HILLSBOROUGH

     The initial contact between South Hillsborough and Bancorp was suggested by a banker who knew the senior management of both companies and was aware of the desire of Bancorp to enter the Florida banking market. A meeting between the Chairman of South Hillsborough and senior officers of Bancorp took place in August, 1996 and further discussions indicated to both parties that there were substantial perceived advantages to an acquisition of South Hillsborough by Bancorp.

     On September 9, 1996, at a special meeting, the Board of Directors of South Hillsborough determined that it was in the best interest of South Hillsborough and its shareholders to accept a verbal offer from Bancorp to purchase South Hillsborough subject to a favorable "fairness opinion" by Alex Sheshunoff & Co. Investment Banking ("Alex Sheshunoff"). In reaching this decision, South Hillsborough's Board considered the past growth of South Hillsborough; the anticipated future growth; and the ability of South Hillsborough to remain independent while competing effectively with larger institutions in its market. The Board weighed the impact of a merger on South Hillsborough's shareholders, customers, the community and the officers and staff of South Hillsborough. It considered the value of the consideration offered, the assets, obligations, historical operations and earnings of South Hillsborough and Bancorp; their respective financial resources, market for and book values of stock, respective dividend records, capital resources and an evaluation of the future prospects of South Hillsborough. The Board also considered the consolidation of financial institutions occurring both regionally and nationally.

     The Board of Directors of South Hillsborough believes the acquisition of South Hillsborough by Bancorp under the terms of the Reorganization Agreement are in the best interest of South Hillsborough and its shareholders. In addition, the Board of Directors believes that consummation of the Reorganization Agreement offers South Hillsborough's shareholders the opportunity to acquire an equity interest in a larger, more diversified financial institution and provides marketability for stock that has been unavailable to most local community banks in the recent past.

     The purchase price set forth in the verbal presentation was $7,151,900 which equates to 1.57 times book value (on a fully diluted basis) based upon the per share book value of $10.50, adjusted to exclude unrealized losses, at June 30, 1996. Following an on-site review of South Hillsborough's books and records by Bancorp personnel, a special meeting of the Board of Directors of South Hillsborough was held on September 27, 1996, at which time a representative of Alex Sheshunoff gave a verbal preliminary opinion that the offer by Bancorp to purchase South Hillsborough at a price of $7,151,900 appeared to be a fair offer to South Hillsborough's shareholders subject to their final due diligence which would include an on-site inspection of both banks. At that time the Board voted unanimously to empower South Hillsborough's management to negotiate the terms and conditions of the proposed transaction and to execute the contract between South Hillsborough and Bancorp with the assistance of South Hillsborough's legal counsel.

     Mr. Gordon Campbell, representatives of South Hillsborough's management and South Hillsborough's legal and financial advisors worked with Bancorp to complete and execute the Reorganization Agreement on October 7, 1996. In reaching this decision to accept the offer of Bancorp, the Board of Directors of South Hillsborough considered the ability of the new institution to provide increased commercial loan, mortgage loan, consumer loan, trust and other banking services to the community. The Board placed great emphasis as to the fairness, from a financial point of view, to South Hillsborough's shareholders of the consideration being received in the Merger. In that connection, the Board noted that Alex Sheshunoff would provide a written fairness opinion prior to closing.

     Upon careful review and analysis of all the factors described above, no single factor being substantially more important in the review process than any other, the Board determined that acceptance of the offer of Bancorp was in the best interest of South Hillsborough and its shareholders. Accordingly, the Board voted to accept the offer, subject to the approval of South Hillsborough's shareholders and the approval of the appropriate government bank regulatory authorities.

     All of the members of South Hillsborough's Board of Directors have indicated their intention to vote their shares of South Hillsborough's Common Stock in favor of the Merger. As of September 30, 1996, such individuals beneficially, directly or jointly owned 167,757 shares, or 41.78% of the outstanding shares of South Hillsborough Common Stock.

     THE BOARD OF DIRECTORS OF SOUTH HILLSBOROUGH HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER AGREEMENT.

OPINION OF SOUTH HILLSBOROUGH'S FINANCIAL ADVISOR

     South Hillsborough retained Alex Sheshunoff based upon its qualifications, expertise and reputation to provide its opinion of fairness of the consideration to be received in the merger by South Hillsborough shareholders and related matters. At the September 27, 1996 meeting of the South Hillsborough Board of Directors, Alex Sheshunoff rendered its oral opinion to the Board that, as of such date, the consideration to be received in the Merger was fair from a financial point of view to the holders of South Hillsborough's Common Stock. Alex Sheshunoff subsequently confirmed its September 27, 1996 opinion by delivery to the South Hillsborough Board of a written opinion.

     The full text of Alex Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is set forth below. South Hillsborough shareholders are urged to read the Alex Sheshunoff opinion carefully and in its entirety. Alex Sheshunoff's opinion is addressed to South Hillsborough's Board of Directors and does not constitute a recommendation to any shareholder of South Hillsborough as to how such shareholder should vote at the Special Meeting.

     In connection with rendering its written opinion dated as of the date of this Proxy Statement/Prospectus, Alex Sheshunoff, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning South Hillsborough prepared by the management of South Hillsborough; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of South Hillsborough and Bancorp, including those in their respective Annual Reports for the years ended December 31, 1993, 1994 and 1995, and their Quarterly Reports for the periods ended June 30, 1995, September 30, 1995, December 31, 1995, March 31, 1996, June 30, 1996, and
September 30, 1996; (iii) analyzed certain financial projections of South Hillsborough prepared by the management of South Hillsborough; (iv) discussed the past and current operations and financial condition of South Hillsborough with senior executives; (v) reviewed the reported stock prices and trading activity for Bancorp Common Stock; (vi) compared the financial performance of Bancorp's price and trading activity with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed and compared certain security analysis reports of Bancorp Common Stock prepared by various investment banking firms; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (ix) reviewed the Reorganization Agreement; and (x) performed such other analyses as deemed appropriate.

     In connection with its review, Alex Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Alex Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Alex Sheshunoff assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of South Hillsborough. Alex Sheshunoff has not made any independent valuation or appraisal of the assets or liabilities of South Hillsborough nor has Alex Sheshunoff been furnished with any such appraisals and Alex Sheshunoff has not examined any individual loan files of South Hillsborough. With respect to Bancorp, Alex Sheshunoff relied solely upon publicly available data and discussions conducted with the management of Bancorp regarding Bancorp's financial condition, performance, and prospects. Alex Sheshunoff's discussions with the management of Bancorp were limited in scope, and merely provided background information regarding Bancorp's operations and the proposed transaction with South Hillsborough. Alex Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Bancorp, and was not furnished with any evaluations or appraisals, and did not review any individual credit files. Alex Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. Alex Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Alex Sheshunoff, as of, the date of the opinion.

     In connection with rendering its opinion, Alex Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of South Hillsborough Common Stock is to some extent a subjective one based on the experience and judgment of Alex Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Alex Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Alex Sheshunoff's view of the actual value of South Hillsborough.

     In performing its analyses, Alex Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of South Hillsborough. The analyses performed by Alex Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Alex Sheshunoff's analyses should not be viewed as determinative of the opinions of South Hillsborough's Board of Directors or South Hillsborough's management with respect to the value of South Hillsborough.

     The following is a summary of the analyses performed by Alex Sheshunoff in connection with its opinion delivered to the South Hillsborough's Board of Directors on September 27, 1996.

     ANALYSIS OF SELECTED TRANSACTIONS. Alex Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Florida and the Southeast, with comparable characteristics to the South Hillsborough and Bancorp transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions was comprised to reflect the profitability, asset size and regional location of South Hillsborough. The guideline transactions specifically consisted of eleven mergers and acquisitions of banking organizations in the Southeast from January 1, 1995 to October 31, 1996 with seller's total assets less than $100 million, seller's return on average equity between 0% and 10%, and merger consideration of stock only. The guideline transactions included the following acquired banks: First National

Bank of Union Spring, Granville United Bank, First National Financial, Tri-County Community Bank, First National Bankshares, Gateway American Bank, Village Bank, Old North State Bank, Shelby Bank, and FBC Holding Company. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.69 times to 2.49 times with an average of 1.93 times and a median of 1.85 times (compared with South Hillsborough's multiple of 1.60 times September 30, 1996 book value); (ii) last 12 months earnings ranging from
17.86 times to 38.24 times with an average of 27.47 times and a median of 29.41 times (compared with South Hillsborough's multiple of 124.32 times last 12 months earnings as of September 30, 1996 and 32.24 times projected 1997 earnings); (iii) total assets ranging between 12.05% and 30.38% with an average of 20.29% and a median of 19.06% (compared with South Hillsborough's multiple of 17.30% of total assets); and (iv) total deposits ranging from 12.91% to 37.13% with an average of 23.11% and a median of 21.48% (compared with South Hillsborough's multiple of 20.46% of September 30, 1996 total deposits).

     The second set of comparable transactions were comprised to reflect the asset size, profitability and state of domain for South Hillsborough. These guideline transactions specifically consisted of nine mergers and acquisitions of banking organizations in Florida from January 1, 1995 to October 23, 1996 with seller's total assets less than $100 million and return on average equity between 0% and 10%. The guideline transactions included the following acquired banks: Riherd Bank, Tri-Community Bank, Prime Bank of Central Florida, Bank of Florida, Banyan Bank, Gateway American Bank, Ponte Vedra Banking, First Commercial Finance Corporation, and FBC Holding Company. The analysis yielded multiples of the transactions' purchase price relative: (i) book value ranging from 1.53 times to 2.40 times with an average of 1.89 times and a median of 1.77 times (compared with South Hillsborough's multiple of 1.60 times September 30, 1996 book value); (ii) last 12 months earnings ranging from 17.86 times to 34.81 times with an average of 27.93 times and a median of 29.96 times (compared with South Hillsborough's multiple of 124.32 times last 12 months earnings as of September 30, 1996 and 32.24 times projected 1997 earnings); (iii) total assets ranging between 10.81% and 24.09% with an average of 17.70% and a median of 17.80% (compared with South Hillsborough's multiple of 17.30% of total assets); and (iv) total deposits ranging from 11.69% to 27.49% with an average of 19.72% and a median of 19.86% (compared with South Hillsborough's multiple of 20.46% of September 30, 1996 total deposits).

     DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Alex Sheshunoff estimated the present value of the future stream of after-tax cash flow that South Hillsborough could produce through the year 2000, under various circumstances, assuming that South Hillsborough performed in accordance with the earnings/return projections of management. Alex Sheshunoff estimated the terminal value for South Hillsborough at the end of the period by applying multiples of earnings ranging from 8 times to 18 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends) and terminal value using differing discount rates ranging from 16.0% to 20.0% chosen to reflect different assumptions regarding the required rates of return of South Hillsborough and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $8.59 per share to $15.09 per share. This compares favorably to the South Hillsborough deal value of $16.41 per share.

     Alex Sheshunoff also performed a cash flow analysis using an estimated terminal value for South Hillsborough at the end of the period by applying multiples of book value ranging from 1.00 times to 2.00 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends) and terminal value using differing discount rates ranging from 16.0% to 20.0% chosen to reflect different assumptions regarding the required rates of return of South Hillsborough and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $9.19 per share to $15.43 per share. This compares favorably to the South Hillsborough deal value of $16.41 per share.

     COMPARABLE COMPANY ANALYSIS. Alex Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended September 30, 1996 and market data as of September 30, 1996 for Bancorp to a group of selected bank holding companies which Alex Sheshunoff deemed to be relevant, including First Commercial Corporation,

Deposit Guaranty Corporation, Synovus Financial Corporation, Star Banc Corporation, Wilmington Trust Corporation, and Zions Bancorporation, all being bank holding companies with assets between $5 billion and $10 billion and returns on average equity above 15% (collectively, the "Comparable Composite"). This comparison, among other things, showed that: (i) Bancorp's equity to asset ratio was 7.27%, compared to an average of 8.46% and a median of 8.56% for the Comparable Composite; (ii) for the nine-month period ended September 30, 1996, Bancorp's return on average assets was 1.21%, compared to an average of 1.59% and a median of 1.59% for the Comparable Composite; (iii) for the nine-month period ended September 30, 1996, Bancorp's return on average equity was 16.94%, compared to an average of 18.63% and a median of 18.70% for the Comparable Composite; (iv) at September 30, 1996 Bancorp's nonperforming loans to gross loans ratio was 0.46%, compared to an average of 0.54% and a median of 0.46% for the Comparable Composite; (v) at October 23, 1996 Bancorp's price per share to book value per share at September 30, 1996 was 2.65 times, compared to an average of 2.80 times and median of 2.70 times for the Comparable Composite; and
(vi) at October 23, 1996 Bancorp's price per share to last 12 months earnings per share at September 30, 1996 was 16.20 times, compared to an average of 15.97 times and median of 14.19 times for the Comparable Composite.

     Alex Sheshunoff also compared selected stock market results of Bancorp to the publicly available corresponding data of other composites which Alex Sheshunoff deemed to be relevant, including SNL's index of all publicly traded banks and the S&P 500. Results from indexing the S&P 500, SNL's index of all publicly traded banks, the Comparable Composite, and Bancorp's stock from June 1, 1994 to September 30, 1996, revealed similar relationships in price movements.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to South Hillsborough or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of South Hillsborough and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     As part of its investment banking business, Alex Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. South Hillsborough's Board of Directors decided to retain Alex Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

     Pursuant to an engagement letter dated September 19, 1996, between South Hillsborough and Alex Sheshunoff, South Hillsborough agreed to pay Alex Sheshunoff a $15,000 fairness opinion fee. South Hillsborough has also agreed to indemnify and hold harmless Alex Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Alex Sheshunoff.

     Alex Sheshunoff rendered the following opinion to the Board of Directors:

                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                November 8, 1996

Board of Directors
South Hillsborough Community Bank
P.O. Box 3430
Apollo Beach, Florida 33572

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of South Hillsborough Community Bank ("SHCB"), of the consideration (the "Merger Consideration") to be received by such holders pursuant to the Agreement and Plan of Reorganization, dated as of October 7, 1996 (the "Merger Agreement"), which provides for the merger (the "Merger") of Provident Interim Bank, a wholly-owned subsidiary of Provident Bancorp, Inc. ("Provident") with and into SHCB. Pursuant to the Merger Agreement, Provident shall establish Provident Interim Bank as a wholly-owned subsidiary, and shall cause Provident Interim Bank to be merged with and into SHCB. In consideration for the Merger, the shareholders of SHCB will receive shares of common stock of Provident equivalent to $7,151,900 in exchange for their shares of SHCB common stock. For the purposes of this opinion, the per share transaction price available to current SHCB shareholders shall be computed net of SHCB purchase options to be exercised.

     In connection with our opinion, we have: (i) analyzed certain internal financial statements and other financial and operating data concerning SHCB prepared by the management of SHCB; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of SHCB and Provident, including those included in their respective Annual Reports for the three years ended December 31, 1995, and their Quarterly Reports for the periods ended June 30, 1995, September 30, 1995, March 31, 1996, and June 30, 1996; (iii) analyzed certain internal financial statements and other financial and operating data concerning SHCB prepared by the management of SHCB; (iv) analyzed certain financial projections of SHCB prepared by the management of SHCB; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of SHCB with certain members of its management; (vi) reviewed reported market prices and historical trading activity of Provident's common stock; (vii) compared the financial performance of Provident and the prices and trading activity of Provident's common stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analysis reports of Provident's common stock prepared by various investment banking firms; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Merger Agreement; and (xi) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of SHCB, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of SHCB as to the future financial performance of SHCB. We have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. With respect to Provident, we relied solely upon publicly available data and discussions with management of Provident regarding Provident's financial condition, performance and prospects. Our discussions with management of Provident were limited in scope, and merely provided background regarding the company's operations and proposed transaction with SHCB. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Provident, we were not furnished with any evaluations or appraisals, and we did not review any individual credit files of Provident. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

     Our opinion is limited to the fairness, from a financial point of view, to the holders of SHCB Stock or the Merger Consideration received as stated in the Merger Agreement and does not address SHCB's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of SHCB and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by SHCB with the Securities and Exchange Commission with respect to the Merger.

     Based on the foregoing and such other matters we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of SHCB Common Stock.

                                            Very truly yours,

                                            ALEX SHESHUNOFF & CO.
                                            INVESTMENT BANKING

     The Reorganization Agreement requires that the opinion be orally confirmed by Alex Sheshunoff at the closing.

     Alex Sheshunoff was paid $300,000 by Bancorp during 1996 for consulting fees on matters unrelated to South Hillsborough. No further relationship between Alex Sheshunoff and Bancorp are currently contemplated. Bancorp and South Hillsborough established the consideration to be received in the Merger without the assistance of Alex Sheshunoff.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the principal Federal income tax consequences of the Merger to holders of South Hillsborough Common Stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to the Merger. The discussion does not reflect the individual tax position of any holder of South Hillsborough Common Stock and does not address the tax consequences that may be relevant to holders of South Hillsborough Common Stock with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired South Hillsborough Common stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. The discussion is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Holders of South Hillsborough Common Stock are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of Federal, state, local, foreign and other tax laws.

     Bancorp and South Hillsborough believe that, if consummated as described herein, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, the following will be the material Federal income tax consequences of the Merger:

     (i) no gain or loss will be recognized by the South Hillsborough shareholders upon receipt of Bancorp Common Stock in exchange for their South Hillsborough Common Stock, except that a holder of South

Hillsborough Common Stock who receives cash in lieu of a fractional share of Bancorp Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of Bancorp Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the effective time of the Merger, such shareholder's South Hillsborough Common Stock is held as a capital asset and has been held for more than one year;

     (ii) the tax basis of the Bancorp Common Stock received by the South Hillsborough shareholders will be the same as the tax basis of such shareholders' South Hillsborough Common Stock exchanged therefor;

     (iii) the holding period of the Bancorp Common Stock in the hands of the South Hillsborough shareholders will include the holding period of such shareholders' South Hillsborough Common Stock exchanged therefor, provided that such South Hillsborough Common Stock is held as a capital asset at the effective time of the Merger; and

     (iv) South Hillsborough shareholders who exercise dissenters' rights and receive cash will recognize a taxable gain for federal income tax purposes which will be long or short-term, depending upon the holding period for their South Hillsborough Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could also cause South Hillsborough Common Stock deemed to be constructively owned by the shareholder and exchanged for Bancorp Common Stock to be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income. Shares owned by spouses, children, grandchildren, parents and other relatives and by entities that are 50% owned by a shareholder are generally treated as constructively owned by that shareholder. Persons who become shareholders through the exercise of stock options after the record date of January 10, 1997 will not be entitled to dissenters' rights.

DISSENTERS' RIGHTS

     Pursuant to Section 658.44 of the Florida Statutes, a copy of which is attached to this Proxy Statement/Prospectus as Annex D, shareholders of South Hillsborough as of January 10, 1997, the record date for determining shareholders entitled to notice of and to vote at the Special Meeting may dissent from the Merger and receive payment in cash for the fair market value of their shares in lieu of receiving Bancorp Common Stock. South Hillsborough shareholders who desire to preserve the right to dissent should review Annex D carefully because failure to comply with its provisions will result in the loss of dissenters' rights.

     To enforce dissenters' rights under Section 658.44, dissenting shareholders must vote their shares against approval of the Reorganization Agreement or give written notice to South Hillsborough prior to or at the Special Meeting, but before the vote is taken on the Reorganization Agreement, identifying the shareholder and stating that the shareholder dissents from approval of the Reorganization Agreement. A shareholder may enforce dissenters' rights with respect to all or less than all of the shares owned by the shareholder.

     On or promptly after the effective time of the Merger, Bancorp may fix an amount which it considers to be not more than the fair market value of the shares of South Hillsborough Common Stock and which it will pay to the dissenting shareholders for their shares. If Bancorp fixes such amount, it shall offer to pay such amount in cash to the dissenting shareholders for their shares of South Hillsborough Common Stock. The amount payable by Bancorp pursuant to any such offer which is accepted by the dissenting shareholders, and the amount payable to the dissenting shareholders pursuant to an appraisal, shall constitute a debt of South Hillsborough as the surviving corporation in the Merger.

     The value of the shares of South Hillsborough Common Stock owned by dissenting shareholders who have not accepted any such offer from Bancorp will be determined as of the effective time of the Merger by three appraisers. One appraiser will be selected by the owners of at least two-thirds of such dissenting shares, the second will be selected by the Board of Directors of Bancorp, and the third will be selected by the first two appraisers. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If, within 90 days from the effective time of the Merger, for any reason one or more of the appraisers is not selected as provided in Section 658.44, or the appraisers fail to determine the value of such dissenting shares, the Florida Department of Banking and Finance will cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. Appraisal expenses will be paid by Bancorp.

     Upon consummation of the Merger, all shares of South Hillsborough Common Stock shall be canceled and extinguished and dissenting shareholders will cease to have any rights of a shareholder except the right to be paid the value of their shares in accordance with Section 658.44.

     South Hillsborough shareholders considering exercising dissenters' rights should consult their tax advisors as to the specific tax consequences to them. See "The Merger -- Certain Federal Income Tax Consequences."

SHARES RECEIVED

     Bancorp shares received in the Merger will be listed for trading on Nasdaq and may be freely traded by South Hillsborough shareholders who are not affiliates of South Hillsborough at the time of the Merger. Those persons who are affiliates will be able to sell their shares through the provisions of Rules 144 and 145 promulgated under the Securities Act of 1933 without the necessity of observing any holding period for their stock prior to the sale.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

     Pursuant to the Reorganization Agreement, Bancorp will acquire South Hillsborough through the merger of a newly-formed banking subsidiary of Bancorp into South Hillsborough. A copy of the Reorganization Agreement is attached as Annex A and this description is qualified by reference thereto. Shareholders of South Hillsborough are urged to read the Reorganization Agreement.

TERMS OF THE MERGER

     The Reorganization Agreement provides in Section 4.3 that shareholders of South Hillsborough would receive Bancorp Common Stock with a value of 170% of the book value of South Hillsborough as of June 30, 1996 ($7,151,900), excluding unrealized losses. Based on 435,825 outstanding shares of South Hillsborough Common Stock, this amounts to $16.41 per share of South Hillsborough Common Stock. This number of shares assumes that South Hillsborough will issue, prior to the effectiveness of the Merger, 34,303 shares of Common Stock through the exercise of outstanding options held by employees. The average exercise price for those options is $10.60, but the options will not be exercised for cash but rather through a cashless exercise in which each person exercising an option will receive the number of shares called for upon exercise less that number which, at $16.41 per share, equals the exercise price of the option.

     The value of the Bancorp Common Stock will be based on the weighted average of the closing representative bid and asked prices for Bancorp's Common Stock on Nasdaq for the twenty trading days immediately preceding the closing of the Merger. See "Bancorp Market Price and Dividend Data."

     By virtue of the Merger, all of the outstanding South Hillsborough Common Stock will be converted into the right to receive that number of shares of Bancorp Common Stock that is determined by the formula for consideration described above. Certificates for shares of Bancorp Common Stock, together with any dividends declared and paid after the effective date of the Merger, without interest thereon, will be issued in exchange for South Hillsborough Common Stock certificates. Instructions for submitting South Hillsborough Common Stock certificates will be issued upon consummation of the Merger.

     No fractional shares of Bancorp Common Stock will be issued in the Merger. In lieu of fractional shares, holders of South Hillsborough Common Stock will receive an amount of cash determined by multiplying the price determined in accordance with the formula described above per share by the fraction of a share of Bancorp Common Stock to which the holder would otherwise be entitled will be issued, without interest thereon, at the time of the exchange of share certificates.

CONDITIONS TO THE MERGER

     Consummation of the Merger is subject to the satisfaction prior to the effective time of the Merger of the conditions set forth in Article 5 of the Reorganization Agreement. These conditions include approval of the Reorganization Agreement by the respective Boards of Directors of Bancorp and South Hillsborough, which approvals have been received. In addition, the Reorganization Agreement must be approved by a majority of the outstanding shares of South Hillsborough Common Stock at the Special Meeting. Also, the parties must have received all regulatory approvals required and all notice or waiting periods required with respect to such approvals must have passed and any conditions contained in any such approval must have been met. Bancorp and South Hillsborough have submitted applications regarding the Merger to the Florida Department of Banking and Finance, the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board.

     In addition, the Registration Statement, of which this Proxy Statement/Prospectus is a part, shall have been declared effective and no stop order suspending its effectiveness shall have been received and Bancorp shall have complied with all applicable state securities laws with respect to the Merger. None of the parties shall be subject to any order, decree or injunction of a court or agency joining or prohibiting consummation of the transactions contemplated by the Reorganization Agreement. The Bancorp Common Stock to be issued in the Merger shall have been authorized for trading on Nasdaq. Both Bancorp and South Hillsborough shall have received an opinion of the law firm of Arnold & Porter to the effect that the Merger will constitute a reorganization under the Internal Revenue Code and that no gain or loss will be recognized by South Hillsborough shareholders who exchange all of their Common Stock solely for Bancorp Common Stock except with respect to cash received in lieu of fractional share interests in Bancorp Common Stock. In addition, South Hillsborough shall have received the fairness opinion of Alex Sheshunoff set forth under "The Merger -- Opinion of South Hillsborough's Financial Advisor," which opinion must be orally confirmed at the closing.

TERMINATION AND AMENDMENT

     The Reorganization Agreement may be terminated, either before or after approval by shareholders of South Hillsborough, as provided in Article 6 of the Reorganization Agreement, among other things, by either Bancorp or South Hillsborough if the other party has in any material respect breached any covenant or agreement contained in the Reorganization Agreement or any representation or warranty contained therein, if that failure has or is reasonably likely to have a material adverse affect upon such party and such breach has not been cured within thirty days after the date of written notice of the breach. Either party may terminate the Reorganization Agreement if the required applications for approval have been denied. Either party may terminate the Reorganization Agreement if the closing has not occurred by the close of business on June 30, 1997.

     The parties may amend the Reorganization Agreement at any time, but any amendment affecting the consideration to be paid to South Hillsborough shareholders must be approved by a majority of the outstanding South Hillsborough Common Stock.

EFFECTIVENESS OF MERGER

     The Merger will become effective at such time as a certificate with respect to the Merger is issued by the Comptroller of Florida approving the Merger.

                            PROVIDENT BANCORP, INC.

INTRODUCTION

     Bancorp is a Cincinnati-based bank holding company formed in 1980 under the laws of Ohio. Bancorp now offers financial services in 26 states and has personal property on lease in 14 other states. Bancorp's banking subsidiaries have 72 branch offices: 57 in the greater Cincinnati area (which includes 9 in northern Kentucky), 12 in the greater Dayton area, 1 in Columbus, Ohio and 2 in Cleveland, Ohio. At September 30, 1996, Bancorp had total assets of $6.5 billion and total shareholders' equity of $471 million. Its lead bank is The Provident Bank, a full-service commercial bank that operates primarily in the greater Cincinnati area. At September 30, 1996, The Provident Bank's consolidated total assets constituted approximately 96% of the consolidated assets of Bancorp.

     Bancorp is regulated and supervised as a bank holding company by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. The various bank subsidiaries of Bancorp are subject to regulation and supervision by the banking authorities of the states in which they are organized, the Federal Reserve Board and the FDIC. Further information concerning regulation of Bancorp and its banking subsidiaries is set forth in Bancorp's Form 10-K for the year ended December 31, 1995. See "Available Information" and "Incorporation of Certain Documents By Reference."

     Bancorp offers a full range of financial services to its commercial and consumer customers. Bancorp primarily focuses on customers in the local markets served by its branch network, which allows management to monitor and control risk better, target and develop new relationships, and expand existing relationships by providing additional services. Bancorp also attracts deposit customers located outside of its local market area to supplement its in-market retail deposit activity.

     In addition to The Provident Bank, Bancorp also owns The Provident Bank of Kentucky, Provident Investment Advisors, Inc., a registered investment advisor, Provident Mortgage Company, a real estate mortgage broker, Provident Securities & Investment Co., an NASD broker-dealer, Provident Commercial Group, Inc and Information Leasing Corp., personal property leasing companies, and Procurement Alternatives Corp., a lease servicing company.

     Bancorp's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 579-2000.

COMMERCIAL BANKING

     Central to Bancorp's long term strategy is the concept of relationship banking with commercial customers which emphasizes attracting new small and middle market customers and cross-selling additional services to established customers. These services include cash management, loan, letter of credit, trade financing and corporate trust activities. Bancorp implements this strategy by attracting and retaining experienced banking officers and rewarding them for originating loans and cross-selling additional services. In addition, Bancorp's Corporate Finance Group specializes in the origination of regional and national loan transactions which are consistent with the overall relationship lending strategy of Bancorp. Bancorp originates these loan transactions directly, or participates in loan transactions with other financial institutions. Bancorp and its equipment finance subsidiaries originate equipment-collateralized loans and equipment leases to corporate customers on a national basis. These transactions are originated both directly and through intermediaries.

CONSUMER BANKING

     Bancorp offers a full range of financial services to its consumer banking customers. The goal is to establish a full banking relationship with each customer. This is accomplished through Bancorp's variety of relationship accounts, deposit accounts providing pricing incentives and various levels of services and benefits depending on the needs of and balances maintained by the customer. These deposit accounts allow Bancorp to offer, more effectively, additional financial products such as residential first mortgage loans, home equity loans, retirement accounts, credit cards and automobile loans and leases.

     In 1995, Bancorp organized Provident Consumer Financial Services ("PCFS"), a division of The Provident Bank, to originate closed-end, non-conforming home equity loans on a national basis. PCFS now operates in 26 states and originated $255 million of loans through September 30, 1996, of which $204 million were subsequently sold.

OTHER OPERATIONS

     Bancorp also provides a variety of other financial services, including a full range of trust, custodial, asset management, securities brokerage and mutual fund administration, to its customers.

RECENT EVENTS

     In December 1996 Bancorp acquired Information Leasing Corporation, an equipment leasing company, and related entities for approximately 1,036,000 shares Common Stock and $2,000,000 cash. The businesses acquired have personal property on lease in 38 states.

     In addition, in November, 1996 Provident Capital Trust I, a statutory Delaware business trust, all of the common securities of which are owned by Bancorp, issued $100,000,000 in 8.60% Capital Securities. The Capital Securities qualify as Tier I capital.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

INTRODUCTION

     South Hillsborough received authorization from the Florida Department of Banking and Finance ("FDBF") to commence business as a Florida-chartered bank on November 21, 1988. South Hillsborough's deposits are insured by the Bank Insurance Fund to the maximum extent permitted by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 1996, South Hillsborough had approximately $38.3 million in assets, $32.2 million in deposits and shareholders' equity of approximately $4.1 million.

     South Hillsborough is engaged principally in the general banking business of attracting deposits from the general public and using such deposits and other funds to originate retail and commercial loans. Through its three offices located in Hillsborough County, Florida, South Hillsborough engages in a wide range of commercial banking activities, including without limitation, the acceptance of deposits for checking, savings and time deposit accounts, making of loans and rental of safe deposit boxes. South Hillsborough's lending services include the making of commercial, real estate and installment loans. Its operating revenues are derived primarily from interest and fees on its loans and interest earned on securities of the United States government and agencies, from interest-bearing time deposits with other banks, and from mortgage backed securities. Hillsborough County has tourist business and the services offered by South Hillsborough are subject to some deposit and loan fluctuation due to the seasonality of winter residents and agricultural production.

     The banking industry in the Hillsborough County market is highly competitive. South Hillsborough competes for loans and deposits with other financial institutions, most of which are larger than South Hillsborough. The larger commercial banks, including branches of statewide and regional holding company banks, possess significantly higher lending authorities and vastly greater resources with which to attract new business. In addition to competing with banks and thrifts for deposits, South Hillsborough also competes against direct investment opportunities available to its deposit customers, such as corporate securities, mutual funds and other investment vehicles. Additionally, there are an increasing number of lenders seeking the lending business typically provided by banks and thrifts. These lenders include insurance companies, mortgage brokers and small loan companies.

     South Hillsborough employs 20 full-time employees.

     South Hillsborough's main office is located at 6542 U. S. Highway 41 North, Apollo Beach, Florida, and its telephone number is (813) 645-0886.

REGULATION

     South Hillsborough is a banking institution which is chartered by, and operates in the state of Florida; as such, it is subject to supervision and regulation by the FDBF. The deposit accounts of South Hillsborough are insured by the FDIC which gives the FDIC certain enforcement powers over the Bank. Although South Hillsborough is not a member of the Federal Reserve System, it is subject to broad federal regulations. Various consumer laws and regulations also affect the operations of South Hillsborough, including state usury laws, consumer credit and equal credit laws and fair credit reporting.

     The FDBF supervises and regulates all areas of South Hillsborough's operations including, without limitation, the making of loans, the issuance of securities, the conduct of the Bank's corporate affairs, capital adequacy requirements, the payment of dividends and the establishment or closing of branches.

     South Hillsborough is required to maintain reserves against its transaction accounts. Reserve requirements and the amount of required reserves are subject to adjustment by the Federal Reserve Board. The Federal Reserve Board also imposes restrictions on the bank with respect to loans and extensions of credit to certain related parties and purchases from and other transactions with South Hillsborough's principal shareholders, officers, directors and affiliates.

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), state-chartered institutions, such as South Hillsborough, are prohibited from conducting activities as principal that are not permitted for national banks. A bank, however, may engage in an otherwise prohibited activity if it meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the deposit insurance fund. South Hillsborough does not engage in any activities not permitted a national bank.

     FDICIA also enacted a number of other significant bank supervisory and regulatory reforms, including: (1) a risk-based system for deposit insurance assessments; (2) the requirement for prompt corrective action in certain situations; (3) bank interagency adoption of safety and soundness regulations and accompanying guidelines setting standards for bank operations and management, asset quality, earnings and stock valuation and employee compensation; (4) bank interagency adoption of real estate lending guidelines which require depository institutions to adopt and maintain written real estate lending policies that comply with these prescribed guidelines; and (5) the Truth in Saving Act which requires clear and uniform disclosure by depository institutions of the rates of interest payable on their deposit accounts and the fees that are assessable against those accounts.

DIVIDENDS

     South Hillsborough is subject to legal limitations on the frequency and amount of dividends that can be paid to its shareholders under Section 658.37 of Florida Statutes, Banking Code. Under this statute, the Board of Directors, after making provision for reasonably anticipated future losses, may each year declare dividends of up to the aggregate net profits of that period combined with the bank's retained net profits for the preceding two years and, with approval of the FDBF, declare a dividend from retained net profits which accrued prior to the preceding two years. Before declaring such dividends, 20% of the net profits for the preceding period as is covered by the dividend must be transferred to the surplus fund of the bank until this fund becomes equal to the amount of the bank's common stock then issued and outstanding. No dividend may be declared if the bank's net income from the current year combined with the retained net income from the preceding two years is a loss or if the payment would cause the bank's capital account to fall below required levels. Additionally, the Federal Reserve Board may restrict the Bank's ability to pay dividends if such payment would constitute an unsafe or unsound banking practice.

MARKET FOR SOUTH HILLSBOROUGH COMMON STOCK AND DIVIDEND HISTORY

     South Hillsborough Common Stock is not listed on any organized market or exchange, and no public market exists for shares of such stock. The following table sets forth, to the best of South Hillsborough's knowledge, the high and low sales prices for South Hillsborough's Common Stock for the periods specified.

However, it is possible that purchases and sales of South Hillsborough Common Stock, of which South Hillsborough is not aware, occurred between private parties during this period.

                                      HIGH PRICE   LOW PRICE   DIVIDENDS PAID
                                      ----------   ---------   --------------
   1994            1st Quarter......    $11.00      $ 11.00         $ --
                   2nd Quarter......     11.00        11.00           --
                   3rd Quarter......     11.00        11.00          .10
                   4th Quarter......     11.50        11.50           --
   1995            All Year.........     11.50        11.50          .10
   1996            All Year.........     11.50        11.50           --

     As of December 31, 1996, the number of record holders of South Hillsborough Common Stock was 228.

NON-PERFORMING ASSETS

     Non-performing loans consist of loans which are 90 days past due for which South Hillsborough continues to accrue interest and loans which have been placed on non-accrual status. The accrual of interest on loans is generally discontinued when a loan becomes 90 days past due as to principal or interest payments. In certain instances, management may elect to continue the accrual of interest when the loan is in the process of collection and the estimated net realizable value of the collateral is sufficient to cover the principal balance, accrued interest and collection costs.

     The following table summarizes the amount of non-performing loans and assets and related ratios.

                                                                               DECEMBER 31,
                                                                 SEPTEMBER     ------------
                                                                  30, 1996     1995    1994
                                                                ------------   -----   ----
                                                                   (DOLLARS IN THOUSANDS)
Non-performing loans:
  Loans 90 or more days past due and still accruing
     interest.................................................     $   --      $  21   $ 45
  Non-accrual loans...........................................        445        171    147
                                                                    -----      -----   -----
                                                                      445        192    192
Other real estate owned.......................................         52         52     --
                                                                    -----      -----   -----
Total non-performing assets...................................     $  497      $ 244   $192
                                                                    =====      =====   =====
Ratio of non-performing assets to total loans and other real
  estate......................................................       2.25%      1.17%   .98%

     South Hillsborough has an internal system for evaluating and grading loans. Classified assets are those loans which have been graded watch list or substandard or worse by management or supervisory authorities due to potential weaknesses in the borrower's ability to repay the loan, the borrower's financial condition, deficiencies in loan documentation, weaknesses in collateral, or other factors. At September 30, 1996, $1,179,000 in loans were included on South Hillsborough Classified Loan List, of which $734,000 were performing loans. Classified loans at December 31, 1995 and 1994 were $1,338,000 and $754,000, respectively.

     During the third quarter of 1996, the FDIC completed an examination of South Hillsborough. South Hillsborough's level and classification of identified potential problem loans were not materially revised as a result of this regulatory examination process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is designed to provide an understanding of the significant factors that influenced South Hillsborough's results of operations and financial condition for the nine months ended September 30, 1996 and 1995 and for the year ended December 31, 1995 as compared with 1994. This discussion and analysis should be read in conjunction with South Hillsborough's financial statements and corresponding notes.

     Florida and, in particular, Hillsborough County, continue to be growing areas. The asset size growth of South Hillsborough in 1995 in general reflects the continued growth of its primary business area. In 1995, South Hillsborough opened its second of two branches as part of a modest expansion strategy.

Loans

     At September 30, 1996, total gross loans outstanding amounted to $22,061,000 compared to $20,877,000 and $19,666,000 at December 31, 1995 and
1994 respectively. The following table presents the loans of South Hillsborough at the dates noted:

                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                               SEPTEMBER 30,
                                                                    1996               1995               1994
                                                              ----------------   ----------------   ----------------
                                                              AMOUNT      %      AMOUNT      %      AMOUNT      %
                                                              -------   ------   -------   ------   -------   ------
                                                                               (DOLLARS IN THOUSANDS)
Real estate mortgage:
  Secured by 1-4 family residential properties.............. $ 2,234        10  $ 2,238        11  $ 2,746        14
  Secured by non-farm, non-residential properties...........   9,519        43    8,666        42    8,029        41
                                                             -------       ---  -------       ---  -------       ---
                                                              11,753        53   10,904        53   10,775        55
Farm loans..................................................   5,537        25    5,416        26    4,633        24
Commercial..................................................   3,756        17    3,608        17    3,410        17
Loans to individuals........................................     973         5      902         4      819         4
Other.......................................................      42        --       47        --       29        --
                                                             -------       ---  -------       ---  -------       ---
Total loans.................................................  22,061       100   20,877       100   19,666       100
                                                                           ===                ===                ===
Allowance for loan losses...................................     324                306                236
                                                             -------            -------            -------
Net loans................................................... $21,737            $20,571            $19,430
                                                             =======            =======            =======

     South Hillsborough loan portfolio consists primarily of loans made for farm and commercial real estate as well as other commercial purposes. At September 30, 1996, real estate-secured loans comprised approximately 75% of the entire loan portfolio.

     The $1,166,000 (5.7%) increase in net loans from December 31, 1995 to September 30, 1996, reflects South Hillsborough's 1996 growth plans and associated business development efforts, and was generally spread among all loan categories.

     The following table shows the scheduled principal payments, and/or repricing opportunity, on loans outstanding at September 30, 1996.

                                                                   AFTER ONE BUT      AFTER
                                               WITHIN ONE YEAR    THROUGH 5 YEARS    5 YEARS     TOTAL
                                               ---------------    ---------------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
Fixed Interest Rate Loans (1)................      $   975            $ 6,855          $67      $ 7,897
Variable Interest Rate Loans (1).............       13,655                 64           --       13,719
                                                   -------             ------          ---      -------
       Total.................................      $14,630            $ 6,919          $67      $21,616
                                                   =======             ======          ===      =======

(1) These amounts do not include non-accruals.

Allowance for Loan Losses

     The allowance for loan losses is established through provisions charged to the statement of income. Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors.

     The following table summarizes the changes in the allowance for loan losses and related ratio:

                                                                                   YEAR ENDED
                                                                   NINE MONTHS      DECEMBER
                                                                      ENDED            31,
                                                                  SEPTEMBER 30,    -----------
                                                                      1996         1995   1994
                                                                 ---------------   ----   ----
                                                                    (DOLLARS IN THOUSANDS)
Balance at beginning of period.................................       $306        $236   $208
Loans charged off:
  Real estate..................................................         (4)         --     --
  Loans to individuals.........................................        (19)        (39)   (14)
                                                                      ----        ----   ----
Total Charge Offs..............................................        (23)        (39)   (14)
Recoveries:
  Loans to individuals.........................................         11           1      3
                                                                      ----        ----   ----
Net charge offs................................................        (12)        (38)   (11)
Provision for loan losses......................................         30         108     39
                                                                      ----        ----   ----
Balance at end of period.......................................       $324        $306   $236
                                                                      ====        ====   ====
Ratio of allowance for loan losses to total loans at end of
  period.......................................................        1.47%      1.47%  1.20%

     South Hillsborough's net charge-offs and provision for loan losses increased in 1995 reflecting the recognition of various problem assets.

     South Hillsborough's determination of the adequacy of the allowance for loan losses is based on an evaluation of the risk characteristics of its loan portfolio, past loan loss experience, the quality of specific loans, the level of non-accruing loans, the value of underlying collateral, current economic conditions, volume, growth of the loan portfolio and other relevant factors.

     South Hillsborough maintains the allowance for loan losses at a level sufficient to absorb estimated losses inherent in the loan portfolio. The allowance for loan losses is made up of two primary components comprised of amounts allocated to loans based upon collateral type, loan grade, and delinquency status, and a general portion designed to supplement the amounts allocated to specific loan types. For purposes of complying with certain disclosure requirements, the table below presents, in thousands, an allocation of the allowance for loan losses among various types of loans. The allowance shown in the table should not be construed as an indication that charge-offs in future periods will occur in these amounts or proportions or that the allowance indicates future charge-off trends.

                                             SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                                 1996              1995              1994
                                            ---------------   ---------------   ---------------
                                                            (DOLLARS IN THOUSANDS)
Real estate...............................       $ 245             $ 232             $ 182
Commercial................................          70                66                47
Loans to individuals......................           9                 8                 7
                                                  ----              ----              ----
       Total..............................       $ 324             $ 306             $ 236
                                                  ====              ====              ====

Other Earning Assets

     The following table presents the other earning assets of South
Hillsborough:

                                             SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                                 1996              1995              1994
                                            ---------------   ---------------   ---------------
                                                         (DOLLARS IN THOUSANDS)
Securities Held to Maturity:
  U.S. Treasuries.........................      $    --           $   500           $   500
  U.S. Government sponsored agencies......        4,436             1,500               998
  MBS -- Pass through securities..........        1,984             1,235               817
Securities Available for Sale:
  U.S. Treasuries.........................           --                --               251
  U.S. Agencies...........................           --                --               430
  U.S. Government sponsored agencies......        3,935             5,593             1,463
  Mortgage backed securities..............        1,428             2,066               329
  SBA Pool................................           93                --                --
  Equity securities -- FNMA stock.........          501                --                --
Time deposits.............................          404               501               801
Federal funds sold........................           --             4,000             2,929
                                                -------           -------            ------
                                                $12,781           $15,395           $ 8,518
                                                =======           =======            ======

     On January 1, 1994, the Financial Accounting Standards Board issued Statement 115, "Accounting for Investments in Certain Debt and Equity Securities" (FAS 115). FAS 115 requires classification of investments into three categories. Debt securities that South Hillsborough has the positive intent and ability to hold to maturity are classified as "Held to Maturity" and must be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "Trading" and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered "Available for Sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax effects. South Hillsborough implemented FAS 115 as of January 1, 1994.

     South Hillsborough increased its investment securities portfolio during the first three quarters of 1996 due to lack of loan demand.

     The following table sets forth the amount of maturities and average yields of investment securities at September 30, 1996:

                                                                                          AFTER 5 BUT
                                                         WITHIN ONE     AFTER ONE BUT      WITHIN 10        AFTER TEN
                                                            YEAR        WITHIN 5 YEARS       YEARS            YEARS
                                                       --------------   --------------   --------------   --------------
                                                       AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
                                                       ------   -----   ------   -----   ------   -----   ------   -----
                                                                              (DOLLARS IN THOUSANDS)
Securities Held to Maturity:
  U.S. Government sponsored agencies.................   $ --      --%   $3,923   5.77%   $ 500    5.99%    $ --      --%
  MBS -- Pass through securities.....................     22    9.50    1,884    6.80       45    9.40       46    9.19
Securities Available For Sale:
  U.S. Government sponsored agencies.................     --      --    2,965    6.45      970    6.40       --      --
  Mortgage backed securities.........................     --      --    1,042    7.52       --      --      479    7.07
  Other securities...................................     --      --       --      --      501    6.41       --      --
                                                         ---    -----   ------   ---- -  ------   ---- -   ----    ---- -
                                                        $ 22    9.50%   $9,814   6.35%   $2,016   6.36%    $525    7.26%
                                                         ===    =====   ======   =====   ======   =====    ====    =====

     The information indicated does not include any assumptions regarding regular payments or prepayments on South Hillsborough's mortgage backed securities and collateralized mortgage obligations.

Deposits

     The following tables present the average deposits of South Hillsborough and the change therein:

                                AVERAGE DEPOSITS

                                                              SEPTEMBER 30,                         DECEMBER 31,
                                                   -----------------------------------   -----------------------------------
                                                         1996               1995               1995               1994
                                                   ----------------   ----------------   ----------------   ----------------
                                                   AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                                                   -------   ------   -------   ------   -------   ------   -------   ------
                                                                             (DOLLARS IN THOUSANDS)
Non interest bearing.............................  $3,911     11.12   $4,066     13.23   $4,031     12.72   $3,118     13.07
Interest bearing:
  NOW deposits...................................   3,074      8.74    2,069      6.73    2,167      6.84    1,955      8.19
  Money market deposits..........................   2,611      7.42    2,879      9.37    2,660      8.39    2,704     11.33
  Savings deposits...............................   2,303      6.55    1,798      5.85    1,830      5.78    2,129      8.92
  Time deposits..................................  23,271     66.17   19,924     64.82   20,995     66.27   13,955     58.49
                                                  -------    ------   -------   ------   -------   ------   -------   ------
                                                  $35,170    100.00   $30,736   100.00   $31,683   100.00   $23,861   100.00
                                                  =======    ======   =======   ======   =======   ======   =======   ======

                           CHANGE IN AVERAGE DEPOSITS

                                                         SEPTEMBER 30,
                                                             1996
                                                          COMPARED TO      DECEMBER 31, 1995
                                                         SEPTEMBER 30,        COMPARED TO
                                                             1995          DECEMBER 31, 1994
                                                       -----------------   -----------------
                                                       AMOUNT   % CHANGE   AMOUNT   % CHANGE
                                                       ------   --------   ------   --------
                                                              (DOLLARS IN THOUSANDS)
Non interest bearing.................................  $(155)     (3.81%)  $ 913      29.28%
Interest bearing:
  NOW deposits.......................................  1,005      48.57      212      10.84
  Money market deposits..............................   (268)     (9.31)     (44)     (1.63)
  Savings deposits...................................    505      28.09     (299)    (14.04)
  Time deposits......................................  3,347      16.80    7,040      50.45
                                                      -------     ------    ------    ------
                                                      $4,434      14.43%   $7,822     32.78%
                                                      =======     ======    ======    ======

     At September 30, 1996, South Hillsborough had total deposits of $32.2 million, a decrease of $3.2 million (9%) since December 31, 1995. This decrease is reflective of management's decision to allow deposit runoff in light of lower loan demand. At December 31, 1995, South Hillsborough had total deposits of $35.4 million, an increase of $9.3 million since December 31, 1994. This growth in deposits is attributable to the opening of one new branch location in Ruskin and good growth in the Brandon office during 1995. At year-end 1995, just 7 months after opening, the Ruskin office had grown to over $4 million in deposits, the Brandon office exceeded $6.6 million.

     The following table sets forth, in thousands, the maturity of certificates of deposit of $100,000 or more at September 30, 1996:

    3 months or less............................................................  $  400
    Over 3 months but within 1 year.............................................   2,150
    Over 1 year.................................................................   1,005
                                                                                  ------
                                                                                  $3,555
                                                                                  ======

Short Term Borrowings

     South Hillsborough short term borrowings consist solely of federal funds purchased. The purchase of federal funds are typically done on an overnight basis from correspondents under pre-approved lines of credit on an as needed basis. On September 30, 1996, federal funds were purchased overnight in the amount of $1.4 million. At December 31, 1995 and 1994, there were no short-term borrowings by the bank.

Capital Resources

     At September 30, 1996, South Hillsborough had total shareholders' equity of $4.1 million, a decrease of $93,000 over December 31, 1995. This decrease derives from a decline in fair market value of "Available for Sale" securities. At December 31, 1995, South Hillsborough had total shareholders' equity of $4.2 million, an increase of $106,000 over December 31, 1994. This increase derives from 1995 net after-tax income of $104,000 (less dividends of $40,000) and by an increase in the fair market value (net of tax effect) of "Available for Sale" securities.

     The following table presents the capital resources and the related ratios of South Hillsborough as of the dates shown:

                                                                                 DECEMBER 31,
                                                                SEPTEMBER 30,   ---------------
                                                                    1996         1995     1994
                                                                -------------   ------   ------
                                                                     (DOLLARS IN THOUSANDS)
Total shareholders' equity....................................     $ 4,121      $4,215   $4,109
  Less: unrealized gains (losses) on available for sale
     securities...............................................        (124)         25      (16)
                                                                   -------      -------  -------
Total Tier 1 capital..........................................       4,245       4,190    4,125
  Plus allowance for loan losses includable as Tier 2
     capital..................................................         324         306      236
                                                                   -------      -------  -------
Total risk based capital......................................     $ 4,569      $4,496   $4,361
                                                                   =======      =======  =======
Shareholder's equity to assets (period end)...................       10.75%      10.48%   13.45%
Tier 1 leverage ratio.........................................       10.87%      10.79%   13.81%
Tier 1 risk-based capital ratio (1)...........................       15.42%
Total risk based capital ratio (1)............................       16.59%
Return on average assets......................................         .19%        .29%     .39%
Return on average equity......................................        1.80%       2.48%    2.72%
Dividend payout ratio.........................................          --%      38.53%   36.10%
Average equity to average asset ratio.........................       10.31%      11.58%   14.46%

---------------

(1) For the December 31, 1995 and 1994 Call Report, South Hillsborough only had to indicate that their total risk-based capital ratio was greater than 8%.

Results of Operations

  General

     The following is a condensed statement of operations for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

                               NINE MONTHS ENDING SEPTEMBER 30,
                           -----------------------------------------
                                                                            YEAR ENDING DECEMBER 31,
                                                                       -----------------------------------
                                  1996                  1995
                           -------------------   -------------------         1995               1994
                                    ANNUALIZED            ANNUALIZED   ----------------   ----------------
                                       % OF                  % OF                % OF               % OF
                                     AVERAGE               AVERAGE              AVERAGE            AVERAGE
                           AMOUNT     ASSETS     AMOUNT     ASSETS     AMOUNT   ASSETS    AMOUNT   ASSETS
                           ------   ----------   ------   ----------   ------   -------   ------   -------
                                                         (DOLLARS IN THOUSANDS)
Interest income.......... $2,266       7.53%    $2,112       7.92%    $2,878      7.92%  $2,056      7.26%
Interest expense:
  Deposits...............  1,121       3.72        969       3.63      1,368      3.76      799      2.82
  Borrowings.............      6        .02         --         --         --        --       --        --
                           -----      -----     ------      -----      -----     -----    -----     -----
Net interest income......  1,139       3.79      1,143       4.29      1,510      4.16    1,257      4.44
Provision for loan
  losses.................     31        .10         58        .22        109       .30       39       .14
                           -----      -----      -----      -----      -----     -----    -----     -----
Net interest income after
  loan loss provision....  1,108       3.69      1,085       4.07      1,401      3.86    1,218      4.30
Non-interest income......    190        .63        167        .63        221       .61      212       .75
Non-interest expense.....  1,170       3.89      1,080       4.05      1,468      4.04    1,225      4.33
                           -----      -----      -----      -----      -----     -----    -----     -----
Pre-tax income...........    128        .43        172        .65        154       .43      205       .72
Income taxes.............     72        .24         72        .27         50       .14       94       .33
                           -----      -----      -----      -----      -----     -----    -----     -----
Net Income...............  $  56        .19%     $ 100        .38%     $ 104       .29%   $ 111       .39%
                           =====      =====      =====      =====      =====     =====    =====     =====

  Net Interest Income

     Net interest income is the difference between interest and fees on earning assets and interest paid on interest bearing deposits and other interest bearing liabilities. Net interest income is affected by changes in interest rates earned and paid, and by changes in the volume of earning assets and interest bearing liabilities.

     The following tables summarize the composition of interest-earning assets and interest-bearing liabilities for the periods shown.

                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------------------------------
                                                               1996                             1995
                                                   -----------------------------    -----------------------------
                                                   AVERAGE                YIELD/    AVERAGE                YIELD/
                                                   BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                                   -------    --------    ------    -------    --------    ------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Interest earning assets:
  Loans..........................................  $21,470     $1,532      9.51%    $19,498     $1,481     10.13%
  Federal funds sold.............................    1,723         73      5.65       3,797        165      5.79
  Investment securities..........................   13,625        661      6.47       9,209        466      6.75
                                                   -------     ------      ----     -------     ------      ----
  Total interest earning assets..................   36,818      2,266      8.21      32,504      2,112      8.66
Non-interest earning assets......................    3,329                            3,048
                                                   -------                          -------
Total assets.....................................  $40,147                          $35,552
                                                   =======                          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  NOW............................................  $ 3,074         49      2.13     $ 2,069         33      2.13
  Money market...................................    2,611         47      2.40       2,879         61      2.83
  Savings........................................    2,303         43      2.49       1,798         34      2.52
  Time...........................................   23,271        982      5.63      19,924        841      5.63
  Federal funds purchased........................      164          6      4.88          --         --        --
                                                   -------     ------      ----     -------     ------      ----
  Total interest bearing liabilities.............   31,423      1,127      4.78      26,670        969      4.84
                                                               ------      ----                 ------      ----
Non-interest bearing liabilities.................    4,585                            4,662
                                                   -------                          -------
Total liabilities................................   36,008                           31,332
Shareholders' equity.............................    4,139                            4,220
                                                   -------                          -------
Total liabilities and shareholders' equity.......  $40,147                          $35,552
                                                   =======                          =======
Net interest income..............................              $1,139                           $1,143
                                                               ======                           ======
Net yield on interest earnings assets............                          4.12%                            4.69%
                                                                           ====                             ====

                                                                      YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                               1995                             1994
                                                   -----------------------------    -----------------------------
                                                   AVERAGE                YIELD/    AVERAGE                YIELD/
                                                   BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                                   -------    --------    ------    -------    --------    ------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS

Interest earning assets:
  Loans..........................................  $19,775     $2,004     10.13%    $18,923     $1,674      8.85%
  Investment securities..........................   10,268        682      6.64       5,259        313      5.95
  Federal funds sold.............................    3,349        192      5.73       1,608         69      4.29
                                                   -------     ------      ----     -------     ------      ----
  Total interest earning assets..................   33,392      2,878      8.62      25,790      2,056      7.97
Non-interest earning assets......................    2,950                            2,501
                                                   -------                          -------
Total assets.....................................  $36,342                          $28,291
                                                   =======                          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  NOW............................................  $ 2,167         46      2.12     $ 1,955         39      1.99
  Money market...................................    2,660         74      2.78       2,704         70      2.59
  Savings........................................    1,830         46      2.51       2,129         53      2.49
  Time...........................................   20,995      1,202      5.73      13,955        637      4.56
                                                   -------     ------      ----     -------     ------      ----
  Total interest bearing liabilities.............   27,652      1,368      4.95      20,743        799      3.85
                                                               ------      ----                 ------      ----
Non-interest bearing liabilities.................    4,480                            3,456
                                                   -------                          -------
Total liabilities................................   32,132                           24,199
Shareholders' equity.............................    4,210                            4,092
                                                   -------                          -------
Total liabilities and shareholders' equity.......  $36,342                          $28,291
                                                   =======                          =======
Net interest income..............................              $1,510                           $1,257
                                                               ======                           ======
Net yield on interest earning assets.............                          4.52%                            4.87%
                                                                           ====                             ====

     The following table presents the effect on net interest income of changes from prior period in volume, and rate for the categories and periods indicated. The effect of a change in volume has been determined by applying the rate in the current period to the change in volume during the current period. The effect of a change in rate has been determined by applying the volume in the earlier period to the change in rate during the current period.

                                    NINE MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30, 1996                    1995
                                     COMPARED TO 1995               COMPARED TO 1994
                                --------------------------     --------------------------
                                VOLUME     RATE      TOTAL     VOLUME     RATE     TOTAL
                                ------     -----     -----     ------     ----     ------
                                                 (DOLLARS IN THOUSANDS)
Interest income
Loans.........................   $144      $ (93)    $  51      $ 78      $252      $330
Investment securities.........    215        (20)      195       329        40       369
Federal funds sold............    (88)        (4)      (92)       94        29       123
                                 ----      -----      ----      ----      ----      ----
Total interest income.........    271       (117)      154       501       321       822
Interest expense
NOW...........................     16         --        16         5         2         7
Money market..................     (6)        (8)      (14)       (1)        5         4
Savings.......................      9         --         9        (8)        1        (7)
Time..........................    141         --       141       375       190       565
Federal funds purchase........      6         --         6        --        --        --
                                 ----      -----      ----      ----      ----      ----
Total interest expense........    166         (8)      158       371       198       569
                                 ----      -----      ----      ----      ----      ----
Net interest income...........   $105      $(109)    $  (4)     $130      $123      $253
                                 ====      =====      ====      ====      ====      ====

Non-interest Income

     The following table presents the non-interest income of South Hillsborough for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

                                         NINE MONTHS ENDED                          YEAR ENDED
                                           SEPTEMBER 30,                           DECEMBER 31,
                                -----------------------------------     -----------------------------------
                                                       CHANGE                                  CHANGE
                                                  -----------------                       -----------------
                                1996     1995     AMOUNT       %        1995     1994     AMOUNT       %
                                ----     ----     ------     ------     ----     ----     ------     ------
                                                          (DOLLARS IN THOUSANDS)
Fees..........................  $171     $155      $ 16       10.32%    $204     $187      $ 17        9.09%
Other.........................    19       13         6       46.15       17       25        (8)     (32.00)
                                ----     ----       ---       -----     ----     ----       ---      ------
                                $190     $168      $ 22       13.10%    $221     $212      $  9        4.25%
                                ====     ====       ===       =====     ====     ====       ===      ======

Non-interest Expense

     The following table presents the non-interest expense of South Hillsborough for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

                                          NINE MONTHS ENDED                              YEAR ENDED
                                            SEPTEMBER 30,                               DECEMBER 31,
                                --------------------------------------     ---------------------------------------
                                                           CHANGE                                     CHANGE
                                                      ----------------                           -----------------
                                 1996       1995      AMOUNT       %        1995       1994      AMOUNT       %
                                ------     ------     ------     -----     ------     ------     ------     ------
                                                              (DOLLARS IN THOUSANDS)
Personnel.....................  $  618     $  566      $ 52       9.19%    $  774     $  597      $177       29.65%
Occupancy.....................     154        145         9       6.21        198        191         7        3.66
Other.........................     398        369        29       7.86        497        437        60       13.73
                                ------     ------       ---       ----     ------     ------      ----       -----
                                $1,170     $1,080      $ 90       8.33%    $1,469     $1,225      $244       19.92%
                                ======     ======       ===       ====     ======     ======      ====       =====

Comparison of the Nine Months Ended September 30, 1995 and 1996

     The decline in total assets during the nine month period ended September 30, 1996 reflects management's decision to allow the run-off of deposits due to the lack of loan demand within our market area. Total assets declined from $40.2 million at year-end 1995 to $38.3 million at September 30, 1996, or 4.64%. Deposits declined by 9.10% to $32.2 million during the nine month period while net loans grew modestly to $21.7 million, an increase of 5.67%.

     The decrease in net interest income to $1,139,000 for the nine months ended September 30, 1996 from $1,143,000 for the nine months ended September 30, 1995 reflects a decline in interest rates on loans and investments as well as an increase in deposits being invested in lower-yielding investment portfolios due to lack of loan demand in 1996. During the nine months ended September 30, 1996 South Hillsborough recorded loan loss provision expense of $31,000 versus $59,000 for the nine months ended September 30, 1995, again due to the lack of increased loan volume.

     Non-interest income increased somewhat to $190,000 for the nine months ended September 30, 1996 from $168,000 for the nine months ended September 30, 1995. This reflects the relative stability of deposit-related service charge income.

     Non-interest expense increased to $1,170,000 for the nine months ended September 30, 1996 from $1,080,000 for the nine months ended September 30, 1995. The nine months ended September 30, 1996 reflect the full effect of the branch which opened in May 1995, whereas the nine-months ended September 30, 1995 did not. The 8.30% rise in non-interest expense for 1996 over 1995 is due to increased personnel and occupancy expense for the second branch location.

Comparison of 1994 to 1995

     Assets grew by 31.6% in 1995 from $30.6 million at December 31, 1994 to $40.2 million at December 31, 1995. Growth of the bank's net loan portfolio over that same time was moderate at 5.9%. Deposits at December 31, 1995 stood at $35.4 million as compared to $26.1 million at December 31, 1994, an increase of 35.6%. Net income declined slightly in 1995 from $111,000 in 1994 to $104,000 in 1995 due to the opening of our second branch in May 1995.

     Net interest income increased by 20.1% in 1995 from $1,257,000 in 1994 to $1,510,000 in 1995. This increase reflects the growth in both the loan and investment portfolios and overall deposit growth. The net yield on interest earning assets declined from 4.87% during 1994 to 4.52% during 1995. The lack of loan demand required that the bank place funds in the lower yielding investment portfolio; lack of loan demand also resulted in fewer loan fees from origination of new loans.

     South Hillsborough's loan loss provision increased from $39,000 in 1994 to $109,000 in 1995. Although chargeoffs and non-accrual loans have been below peer, the bank felt it prudent to increase the allowance for loan loss to 1.5% of total loans.

     Non-interest income increased from $212,000 in 1994 to $221,000 in 1995 primarily due to an increase in service charges on deposit accounts related to the growth in the Bank's deposits.

     Non-interest expense increased from $1,225,000 in 1994 to $1,469,000 in 1995 due in large part to the addition of the Bank's second branch location which opened in May 1995. Personnel and occupancy expenses rose due to the addition of this office. The 19.9% increase in non-interest expense is consistent with past experience when Hillsborough has opened new branches.

Analysis of Interest Rate Sensitivity

     Interest rate sensitivity management seeks to minimize the fluctuation in net interest income during periods of changing interest rates. The difference between interest rate sensitive assets and interest rate sensitive liabilities for a specific period or on a cumulative basis is commonly referred to as a rate sensitivity "gap". The gap is considered "positive" when rate sensitive assets exceed rate sensitive liabilities and "negative" when rate sensitive liabilities exceed rate sensitive assets. Institutions that have a "positive" gap are generally considered to be in a position to benefit from rising rates but to be adversely affected by falling rates whereas those that have a "negative" gap are generally considered to be in a position to benefit from falling rates but to be adversely affected by rising rates.

     While gap analysis is a valuable tool in assessing the potential impact of interest rate changes on net interest income, other factors, such as changes in balance sheet composition and the interest rate spread relationship between interest earning assets and interest bearing liabilities, also have an important impact in determining net income.

     The following table sets forth the interest rate sensitivity of South Hillsborough's assets and liabilities at September 30, 1996. Amounts are classified as to the earlier of the next possible repricing date or maturity.

                                          IMMEDIATELY
                                          ADJUSTABLE       2 DAYS      3 MONTHS
                                           OR 1 DAY       THROUGH      THROUGH       OVER
                                           MATURITY       3 MONTHS      1 YEAR      1 YEAR       TOTAL
                                          -----------     --------     --------     -------     -------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Time deposits...........................    $    --        $  100      $    --      $   304     $   404
Investment securities...................         --            93          805       11,480      12,378
Loans, net..............................     13,803           125          887        6,922      21,737
                                             ------        ------      -------      -------     -------
Total interest earning assets...........     13,803           318        1,692       18,706      34,519
LIABILITIES:
NOW.....................................      2,529            --           --           --       2,529
Money market............................      2,567            --           --           --       2,567
Savings.................................         --            --           --        2,165       2,165
Time....................................         --         4,137       10,922        6,687      21,746
Federal funds purchased.................      1,400            --           --           --       1,400
                                             ------        ------      -------      -------     -------
Total interest bearing liabilities......      6,496         4,137       10,922        8,852      30,407
                                             ------        ------      -------      -------     -------
Interest rate sensitivity gap...........      7,307        (3,819)      (9,230)       9,854     $ 4,112
                                                                                                =======
                                             ------        ------      -------      -------
Cumulative interest rate sensitivity
  gap...................................    $ 7,307        $3,488      $(5,742)     $ 4,112
                                             ======        ======      =======      =======
Cumulative interest rate sensitivity gap
  as a percentage of interest earning
  assets................................         21%           10%         (17)%         12%

     As of September 30, 1996, South Hillsborough continued to be in an asset sensitive position.

Analysis of Liquidity

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. South Hillsborough's liquidity is affected by seasonal factors affecting its deposit base such that South Hillsborough experiences its greatest liquidity in the winter/spring while conversely experiencing its lowest liquidity in the summer and fall. South Hillsborough's liquidity ratio, which is calculated by dividing liquid assets (cash and due from banks, federal funds sold, and investment securities less federal funds purchased, secured deposits, and securities sold under agreement to repurchase) into total deposits and debts payable within one year, less secured deposits, stood at 46.24% at September 30, 1996. Unanticipated liquidity requirements are met primarily by borrowing from correspondent banks which provide secured and unsecured federal funds lines of credit. At September 30, 1996, such borrowings amounted to $1,400,000.

                         DESCRIPTION OF CAPITAL STOCKS

PROVIDENT BANCORP, INC.

     The terms of Bancorp's Common Stock is governed by the laws of Ohio and Bancorp's Articles of Incorporation and Code of Regulations.

     The following is a summary of certain material provisions of, and is qualified in its entirety by reference to Ohio law and Bancorp's Articles of Incorporation and Code of Regulations.

Common Stock

     Bancorp's Articles of Incorporation authorize the issuance of 60 million shares of Common Stock, no par value.

     Holders of Bancorp Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have the right to cumulate their votes in the election of directors.

     Subject to preferences which may be granted to holders of preferred stock, holders of Bancorp Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Bancorp Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and preferred stock liquidation preferences.

     Holders of Bancorp Common Stock have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Bancorp and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Bancorp Common Stock are fully paid, validly issued and non-assessable. The vote of the holders of two-thirds of all outstanding shares of Bancorp Common Stock is required to amend the Articles of Incorporation and to approve certain mergers, reorganizations and similar transactions. The Registrar and Transfer Agent for Bancorp's Common Stock is The Provident Bank.

Preferred Stock

     Bancorp's Articles of Incorporation authorize five million shares of preferred stock, no par value. Preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given voting and conversion rights which would adversely affect the voting power and equity of holders of Bancorp Common Stock and could have preference to Bancorp Common Stock with respect to dividend and equity of holders of Bancorp Common Stock and could have preference to Bancorp Common Stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Bancorp. Bancorp has 70,272 shares of preferred stock, designated as its Series D Preferred Stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of Bancorp Common Stock, and pays an annual dividend equal to the dividend payable on 14.0625 shares of Bancorp Common Stock.

Provisions Affecting Business Combinations

     Ohio law governs the rights of shareholders of Bancorp. Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation" (the definition of which would include the Bancorp) from entering into a "Chapter 1704 Transaction" with the beneficial owner (or affiliates of such beneficial owner) of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10% ownership, unless the Board of Directors approves, prior to such person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% ownership. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) from the interested shareholder. Following the expiration of such three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either (i) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is set forth in the corporation's articles of incorporation), including a majority of the outstanding shares, excluding those owned by the interested shareholder, or (ii) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to cause an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     While Bancorp believes that these provisions are in its best interests, shareholders of South Hillsborough should be aware that such provisions could be disadvantageous to them because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

SOUTH HILLSBOROUGH COMMUNITY BANK

     The terms of South Hillsborough's Common Stock are governed by the laws of Florida and South Hillsborough's Articles of Incorporation and Bylaws. The following is a summary of certain material provisions of, and is qualified in its entirety by reference to Florida law and South Hillsborough's Articles of Incorporation and Bylaws.

     South Hillsborough's Articles of Incorporation authorize the issuance of one million shares of Common Stock, $2.00 par value. Holders of South Hillsborough Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of South Hillsborough Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, dissolution or winding up of the corporation, each outstanding share of South Hillsborough Common Stock entitles its holder to participate equally and ratably in the assets remaining after payment of all debts and liabilities of the corporation.

     Holders of South Hillsborough Common Stock have no pre-emptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of South Hillsborough and there are no redemption or sinking fund provisions with regard to the Common Stock. Cumulative voting in the election of directors is not provided. The vote of the holders of a majority of all outstanding shares of South Hillsborough Common Stock is required to amend the Articles of Incorporation and to approve certain mergers, reorganizations and similar transactions. South Hillsborough serves as its own Registrar and Transfer Agent.

MATERIAL DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Cumulative voting is provided in the election of Bancorp's directors whereas it is not provided in the election of directors of South Hillsborough. The vote of two-thirds of all outstanding shares of Bancorp Common Stock is required to amend Bancorp's Articles of Incorporation and to approve mergers, reorganizations and similar transactions whereas this requirement is over 50% of outstanding shares of Common Stock with respect to South Hillsborough. Bancorp's Articles of Incorporation authorize the issuance of preferred shares and Bancorp has an outstanding issue of preferred shares as described above. South Hillsborough's Articles of Incorporation do not provide for the issuance of preferred stock. Bancorp is governed by certain provisions of Ohio law which may be described as having an anti-takeover effect as described above whereas no such provisions apply to South Hillsborough.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Bancorp Common Stock offered hereby and certain other legal matters in connection with the offering will be passed upon for Bancorp by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Members of that firm beneficially own 137,708 shares of Bancorp Common Stock. Certain legal matters in connection with the South Hillsborough Common Stock and certain other legal matters in connection with the offering will be passed upon for South Hillsborough by Macfarlane, Ferguson & McMullen, Tampa, Florida.

                                    EXPERTS

     The consolidated financial statements of Bancorp as of December 31, 1994 and December 31, 1995, and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance upon the report of Ernst & Young, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of South Hillsborough as of December 31, 1994 and December 31, 1995, and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance upon the report of Wayne Fraser & Company, Certified Public Accountants, St. Petersburg, Florida, given on the authority of said firm as experts in accounting and auditing.

              INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS

The Board of Directors and Stockholders
South Hillsborough Community Bank:

     We have audited the balance sheets of South Hillsborough Community Bank as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Hillsborough Community Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        Fraser & Company
February 13, 1996

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                                 BALANCE SHEETS



                                                  SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                      1996             1995            1994
                                                  -------------    ------------    ------------
                                                  (UNAUDITED)
ASSETS
Cash and due from banks.........................   $ 2,122,706     $ 2,562,513     $ 1,286,789
Federal funds sold..............................            --       4,000,000       2,929,000
Time deposits...................................       403,723         500,983         800,742
Investment securities (Note 2):
  Securities available-for-sale, at fair
     value......................................     5,957,342       7,659,641       2,473,047
  Securities held-to-maturity, market value
     $6,494,427, $3,274,045 and $2,271,334......     6,420,323       3,235,138       2,315,793
Loans, net of allowance for loan losses of
  $323,768, $306,185 and $235,782 (Note 3)......    21,736,845      20,570,669      19,429,944
Property and equipment, net (Note 4)............       761,553         832,686         728,384
Other assets (Note 5)...........................       943,385         848,222         595,438
                                                   -----------     -----------     -----------
                                                   $38,345,877     $40,209,852     $30,559,137
                                                   ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits.................................   $ 3,201,838     $ 4,082,459     $ 3,396,649
NOW deposits....................................     2,529,118       2,660,798       1,708,552
Money market deposits...........................     2,566,912       2,239,921       3,158,394
Savings deposits................................     2,164,775       1,928,724       1,998,149
Time deposits (under $100,000)..................    18,191,258      20,668,016      12,562,164
Time deposits ($100,000 and over)...............     3,555,000       3,855,000       3,305,000
                                                   -----------     -----------     -----------
  Total deposits................................    32,208,901      35,434,918      26,128,908
Federal funds purchased.........................     1,400,000              --              --
Other liabilities (Note 5)......................       615,394         560,178         321,281
                                                   -----------     -----------     -----------
  Total liabilities.............................    34,224,295      35,995,096      26,450,189
Commitments and contingent liabilities (Note
  9)............................................            --              --              --
Common stock $2.00 par value, 1,000,000 shares
  authorized, 401,522 shares outstanding........       803,044         803,044         803,044
Additional paid-in capital......................     3,212,176       3,212,176       3,212,176
Retained earnings...............................       230,060         174,275         110,227
Unrealized gain (loss) on securities available
  for sale, net of deferred income taxes........      (123,698)         25,261         (16,499)
                                                   -----------     -----------     -----------
  Total shareholders' equity....................     4,121,582       4,214,756       4,108,948
                                                   -----------     -----------     -----------
                                                   $38,345,877     $40,209,852     $30,559,137
                                                   ===========     ===========     ===========

                See accompanying notes to financial statements.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                              STATEMENTS OF INCOME

                                                  NINE MONTHS ENDED               YEAR ENDED
                                                    SEPTEMBER 30,                DECEMBER 31,
                                               ------------------------    ------------------------
                                                  1996          1995          1995          1994
                                               ----------    ----------    ----------    ----------
                                                      (UNAUDITED)
Interest income:
  Loans......................................  $1,532,517    $1,480,775    $2,004,243    $1,674,455
  Federal funds sold.........................      72,774       165,473       192,488        68,673
  Investment securities......................     660,724       465,713       681,726       313,617
                                               ----------    ----------    ----------    ----------
     Total interest income...................   2,266,015     2,111,961     2,878,457     2,056,745
Interest expense:
  Interest on deposits:
     Demand..................................      96,565        94,269       120,062       109,209
     Savings.................................      43,264        33,674        45,996        53,098
     Time....................................     981,903       840,623     1,202,456       637,034
                                               ----------    ----------    ----------    ----------
     Total interest expense on deposits......   1,121,732       968,566     1,368,514       799,341
  Interest expense on Federal funds
     purchased...............................       5,546            --            --            --
                                               ----------    ----------    ----------    ----------
     Total interest expense..................   1,127,278       968,566     1,368,514       799,341
                                               ----------    ----------    ----------    ----------
     Net interest income.....................   1,138,737     1,143,395     1,509,943     1,257,404
Provision for loan losses....................      30,807        58,628       108,628        39,087
                                               ----------    ----------    ----------    ----------
     Net interest income after provision for
       loan losses...........................   1,107,930     1,084,767     1,401,315     1,218,317
Noninterest income:
  Fees.......................................     171,506       154,375       203,775       187,224
  Other......................................      18,775        13,349        17,533        24,863
                                               ----------    ----------    ----------    ----------
     Total noninterest income................     190,281       167,724       221,308       212,087
Noninterest expense:
  Personnel expense..........................     618,052       566,550       773,859       596,796
  Occupancy expense..........................     153,604       144,604       197,801       191,360
  Other operating expenses...................     398,428       369,237       496,939       436,363
                                               ----------    ----------    ----------    ----------
     Total noninterest expenses..............   1,170,084     1,080,391     1,468,599     1,224,519
                                               ----------    ----------    ----------    ----------
Income before income taxes...................     128,127       172,100       154,024       205,885
Provision for (benefit of) income taxes
  Current....................................      72,597        89,966        93,814        28,391
  Deferred...................................        (255)      (18,246)      (43,990)       66,274
                                               ----------    ----------    ----------    ----------
     Total income taxes......................      72,342        71,720        49,824        94,665
                                               ----------    ----------    ----------    ----------
Net income...................................  $   55,785    $  100,380    $  104,200    $  111,220
                                               ==========    ==========    ==========    ==========
Earnings per share...........................  $      .12    $      .21    $      .22    $      .23
                                               ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                           UNREALIZED
                                                                         GAIN (LOSS) ON
                                                                           SECURITIES
                                                                          AVAILABLE FOR
                                                                          SALE, NET OF
                                               ADDITIONAL                  APPLICABLE
                                    COMMON      PAID-IN      RETAINED       DEFERRED
                                    STOCK       CAPITAL      EARNINGS     INCOME TAXES        TOTAL
                                   --------    ----------    --------    ---------------    ----------
Balance at January 1, 1994.......  $803,044    $3,212,176    $ 39,159       $      --       $4,054,379
Effect of change in accounting
  principle, net of applicable
  deferred income taxes of
  $19,735........................                                              38,310           38,310
Dividends declared, $.10 per
  share..........................                             (40,152)                         (40,152)
Net income.......................                             111,220                          111,220
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes..........                                             (54,809)         (54,809)
                                   --------    ----------    --------        --------       ----------
Balance at December 31, 1994.....   803,044     3,212,176     110,227         (16,499)       4,108,948
Dividends declared, $.10 per
  share (unaudited)..............                             (40,152)                         (40,152)
Net income (unaudited)...........                             100,380                          100,380
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes
  (unaudited)....................                                              22,554           22,554
                                   --------    ----------    --------        --------       ----------
Balance at September 30, 1995
  (unaudited)....................  $803,044    $3,212,176    $170,455       $   6,055       $4,191,730
                                   ========    ==========    ========        ========       ==========

                                                                           UNREALIZED
                                                                         GAIN (LOSS) ON
                                                                           SECURITIES
                                                                          AVAILABLE FOR
                                                                          SALE, NET OF
                                               ADDITIONAL                  APPLICABLE
                                    COMMON      PAID-IN      RETAINED       DEFERRED
                                    STOCK       CAPITAL      EARNINGS     INCOME TAXES        TOTAL
                                   --------    ----------    --------    ---------------    ----------
Balance of January 1, 1995.......  $803,044    $3,212,176    $110,227       $ (16,499)      $4,108,948
Dividends declared, $.10 per
  share..........................                             (40,152)                         (40,152)
Net income.......................                             104,200                          104,200
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes..........                                              41,760           41,760
                                   --------    ----------    --------        --------       ----------
Balance at December 31, 1995.....   803,044     3,212,176     174,275          25,261        4,214,756
Net income (unaudited)...........                              55,785                           55,785
Change in unrealized gain (loss)
  on securities available for
  sale, net of applicable
  deferred income taxes
  (unaudited)....................                                            (148,959)        (148,959)
                                   --------    ----------    --------        --------       ----------
Balance at September 30, 1996
  (unaudited)....................  $803,044    $3,212,176    $230,060       $(123,698)      $4,121,582
                                   ========    ==========    ========        ========       ==========

                See accompanying notes to financial statements.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                            STATEMENTS OF CASH FLOW

                                                         NINE MONTHS ENDED                 YEAR ENDED
                                                           SEPTEMBER 30,                  DECEMBER 31,
                                                     -------------------------     --------------------------
                                                        1996           1995           1995            1994
                                                     ----------     ----------     -----------     ----------
                                                             (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
Cash flows from operating activities:
  Interest received................................  $2,280,709     $1,951,608     $ 2,752,017     $2,013,870
  Noninterest income...............................     190,281        167,724         221,308        212,087
  Interest paid....................................  (1,148,147)      (824,724)     (1,283,161)      (767,396)
  Cash paid for salaries and benefits..............    (618,052)      (566,550)       (731,163)      (596,796)
  Other expenditures...............................    (546,543)      (575,774)       (746,549)      (700,422)
                                                     ----------     ----------      ----------     ----------
      Net cash provided by operating activities....     158,248        152,284         212,452        161,343
Cash flows from investing activities:
  Net increase (decrease) in time deposits.........     100,000        200,000         300,000        (87,786)
  Proceeds from sales and maturities of securities
    to be held to maturity.........................   1,724,759        590,052       2,909,927        733,733
  Proceeds from sales and maturities of securities
    available for sale.............................   4,169,202      1,424,827       5,466,558      3,271,839
  Purchase of securities to be held to maturity....  (4,979,948)    (3,827,831)     (3,827,832)    (2,001,444)
  Purchase of securities available for sale........  (2,589,068)    (5,719,336)    (10,542,161)    (1,742,643)
  Increase in loans................................  (1,196,983)      (468,570)     (1,249,353)    (1,778,022)
  Capital expenditures.............................          --       (186,363)       (188,725)      (104,075)
  Net change in Federal funds sold.................   5,400,000        381,000      (1,071,000)    (1,867,000)
                                                     ----------     ----------      ----------     ----------
      Net cash provided by (used in) investing
         activities................................   2,627,962     (7,606,221)     (8,202,586)    (3,575,398)
Cash flows from financing activities:
  Dividends paid...................................          --        (40,152)        (40,152)       (40,152)
  Increase (decrease) in demand deposits...........    (880,621)     1,142,422         685,810       (699,511)
  Increase (decrease) in NOW deposits..............    (131,680)       890,193         952,246       (206,579)
  Increase (decrease) in money market deposits.....     326,991       (730,104)       (918,473)       452,123
  Increase (decrease) in savings deposits..........     236,051       (214,184)        (69,425)      (394,719)
  Increase (decrease) in time deposits.............  (2,776,758)     8,145,490       8,655,852      3,141,359
                                                     ----------     ----------      ----------     ----------
      Net cash provided by (used in) financing
         activities................................  (3,226,017)     9,193,665       9,265,858      2,252,521
                                                     ----------     ----------      ----------     ----------
Net increase (decrease) in cash and cash
  equivalents......................................    (439,807)     1,739,728       1,275,724     (1,161,534)
Cash and cash equivalents at beginning of period...   2,562,513      1,286,789       1,286,789      2,448,323
                                                     ----------     ----------      ----------     ----------
Cash and cash equivalents at end of period.........  $2,122,706     $3,026,517     $ 2,562,513     $1,286,789
                                                     ==========     ==========      ==========     ==========
RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
    Net income.....................................  $   55,785     $  100,380     $   104,200     $  111,220
    Adjustments:
      (Increase) in cash surrender value of life
         insurance.................................      (3,269)        (4,062)         (5,416)        (4,452)
      Depreciation and amortization................      71,133         58,583          84,423         61,952
      Provision for loan losses....................      30,807         58,628         108,628         39,087
      Accretion (amortization) of investment
         security discounts, net of amortization of
         premiums..................................      (1,917)       (36,916)        (46,471)        19,769
      (Gain) on sale of investment securities......      (5,586)            --              --        (11,031)
      (Increase) in other assets...................     (59,862)      (350,406)       (255,868)      (251,202)
      Increase in other liabilities................      71,157        326,077         222,956        196,000
                                                     ----------     ----------     -----------     ----------
         Net cash provided by operating
           activities..............................  $  158,248     $  152,284     $   212,452     $  161,343
                                                     ==========     ==========     ============    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Taxes paid.......................................  $   90,495     $   60,374     $    67,094     $       --
                                                     ==========     ==========     ============    ==========

                See accompanying notes to financial statements.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     South Hillsborough Community Bank (the "Bank") is a state chartered bank incorporated under the laws of the State of Florida.

  A. INVESTMENT SECURITIES

     The Bank's investments in securities are classified in the following categories:

          Securities Available-for-Sale: Notes and debentures not classified as securities to be held to maturity.

          Securities to be Held to Maturity: Notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income over the period to maturity.

     Unrealized holding gains and losses, net of tax, on securities available-for-sale reported as a net amount in a separate component of stockholders' equity until realized.

     Gains and losses on the sale of securities are determined using the specific identification method.

  B. ALLOWANCE FOR LOAN LOSSES

     The financial statements include an allowance for estimated losses on loans based on management's evaluation of the collectability of loans outstanding. Management has established a policy to discontinue accruing interest (nonaccrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest. In addition, a loan will be placed on nonaccrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Loans which are determined to be uncollectible will be charged against the allowance and subsequent recoveries, if any, will be credited to the allowance.

  C. PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset (three to thirty years). Leasehold improvements are amortized on the straight-line method over the lease term of ten years. Additions to premises and equipment and major improvements are capitalized. Maintenance and repairs are expensed as incurred.

  D. INCOME RECOGNITION

     Interest income on all loans is accrued based upon the principal amount outstanding. All significant nonrefundable fees and costs associated with the origination of loans are deferred and recognized over the life of the loan based on the interest method.

  E. INCOME TAXES

     The Bank has adopted Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes," to account for deferred income taxes. Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses for financial and tax reporting purposes.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

  F. EARNINGS PER SHARE

     Earnings per share is computed by dividing the applicable income amount by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

  G. CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

  H. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  I. COMPARATIVE INFORMATION

     Certain items in the 1994 financial information have been reclassified to conform with current year presentation.

2. INVESTMENT SECURITIES

     As of January 1, 1994, the Bank has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to account for certain investments in debt securities and equity securities. Fair value accounting is used for those securities other than those that the Bank has the positive intent and ability to hold to maturity.

     Securities held-to-maturity consist of the following:

                                                           DECEMBER 31, 1995
                                          ----------------------------------------------------
                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         LOSSES        GAINS         VALUE
                                          ----------    ----------    ----------    ----------
     U.S. Government and Federal
       agencies.........................  $2,000,000     $  5,209      $     --     $2,005,209
     Mortgage-backed securities.........   1,235,138       33,698            --      1,268,836
                                          ----------      -------      --------     ----------
                                          $3,235,138     $ 38,907      $     --     $3,274,045
                                          ==========      =======      ========     ==========

                                                           DECEMBER 31, 1994
                                          ----------------------------------------------------
                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         LOSSES        GAINS         VALUE
                                          ----------    ----------    ----------    ----------
     U.S. Government and Federal
       agencies.........................  $1,498,373     $     --      $(28,608)    $1,469,765
     Mortgage-backed securities.........     817,420        3,618       (19,469)       801,569
                                          ----------      -------      --------     ----------
                                          $2,315,793     $  3,618      $(48,077)    $2,271,334
                                          ==========      =======      ========     ==========

     Securities available-for-sale consist of the following:

                                                           DECEMBER 31, 1995
                                          ----------------------------------------------------
                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         LOSSES        GAINS         VALUE
                                          ----------    ----------    ----------    ----------
     U.S. Government and Federal
       agencies.........................  $5,568,812     $ 24,170      $     --     $5,592,982
     Mortgage-backed securities.........   2,049,628       17,031            --      2,066,659
                                          ----------      -------      --------     ----------
                                          $7,618,440     $ 41,201      $     --     $7,659,641
                                          ==========      =======      ========     ==========

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                                                           DECEMBER 31, 1994
                                          ----------------------------------------------------
                                                          GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         GAINS         LOSSES        VALUE
                                          ----------    ----------    ----------    ----------
     U.S. Government and Federal
       agencies.........................  $2,162,188     $  1,648      $(20,067)    $2,143,769
     Mortgage-backed securities.........     335,858           --        (6,580)       329,278
                                          ----------      -------      --------     ----------
                                          $2,498,046     $  1,648      $(26,647)    $2,473,047
                                          ==========      =======      ========     ==========

     The following is a summary of maturities of securities held-to-maturity and available-for-sale as of December 31, 1995.

                                                 SECURITIES                  SECURITIES
                                              HELD-TO-MATURITY           AVAILABLE-FOR-SALE
                                          ------------------------    ------------------------
                                          AMORTIZED        FAIR       AMORTIZED        FAIR
                                             COST         VALUE          COST         VALUE
                                          ----------    ----------    ----------    ----------
     One year or less...................  $  500,000    $  502,015    $       --    $       --
     After one year through five
       years............................   1,500,000     1,503,194     5,568,812     5,592,982
     After five years through ten
       years............................          --            --            --            --
     After ten years....................          --            --            --            --
     Mortgage-backed securities.........   1,235,138     1,268,836     2,049,628     2,066,659
                                          ----------    ----------    ----------    ----------
                                          $3,235,138    $3,274,045    $7,618,440    $7,659,641
                                          ==========    ==========    ==========    ==========

     During 1995, the proceeds from sales of available-for-sale securities was $5,466,558. There were no gross realized gains or losses on those sales.

     Proceeds from sales of investment securities during 1994 was $3,271,839 and the gross realized gains were $11,000. There were no gross realized losses on those sales.

3. LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans are as follows as of December 31:

                                                              1995           1994
                                                           -----------    -----------
          Commercial.....................................  $ 3,672,702    $ 3,280,001
          Mortgage.......................................   16,486,194     15,734,620
          Consumer.......................................      717,958        651,105
                                                           -----------    -----------
                                                            20,876,854     19,665,726
          Less -- allowance for loan losses..............     (306,185)      (235,782)
                                                           -----------    -----------
                                                           $20,570,669    $19,429,944
                                                           ===========    ===========
            Deferred loan fees...........................  $    20,935    $     9,586
                                                           ===========    ===========

     Classifications are based on various business considerations such as yield characteristics and payment terms. Commercial loans include those loans to businesses and individuals payable on demand or within a specified period of time. Mortgage loans include primarily intermediate-term loans secured by real estate and payable in periodic installments. Consumer loans are installment loans made to both businesses and individuals.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

     Activity in the allowance for loan loss account was as follows:

        Balance at January 1, 1994.......................................     $208,022
        Provision for the year ended December 31, 1994...................       39,087
        Charge-offs......................................................      (14,402)
        Recoveries.......................................................        3,075
                                                                              --------
        Balance at December 31, 1994.....................................      235,782
        Provision for the year ended December 31, 1995...................      108,628
        Charge-offs......................................................      (39,079)
        Recoveries.......................................................          854
                                                                              --------
        Balance at December 31, 1995.....................................     $306,185
                                                                              ========

     The Bank had a nonaccrual loan of approximately $133,500 and $145,700 at December 31, 1995 and 1994, respectively, for which impairment had not been recognized. If interest income had been recognized, income would have increased approximately $13,700 and $3,100 in 1995 and 1994, respectively. The Bank has retained the right to recapture this interest from the borrower.

     Assets that were foreclosed upon during the year are carried at the lower of cost or fair value less estimated costs to sell. Such assets carried as of December 31, 1995 amount to approximately $52,300.

4. PROPERTY AND EQUIPMENT

     Major classifications of property and equipment are summarized as follows as of December 31:

                                                              1995           1994
                                                           -----------    -----------
          Land...........................................  $   175,000    $   175,000
          Building.......................................      327,497        327,497
          Furniture and fixtures.........................      106,708         80,367
          Equipment......................................      314,038        191,293
          Leasehold improvements.........................      142,080        104,085
                                                              --------    -----------
                                                             1,065,323        878,242
          Less -- accumulated depreciation and
            amortization.................................     (232,637)      (149,858)
                                                              --------    -----------
                                                           $   832,686    $   728,384
                                                              ========    ===========

     Depreciation and amortization expense amounted to $84,423 and $61,952 for the years 1995 and 1994, respectively.

5. INCOME TAXES

     The bank accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SAS 109). This statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates is not anticipated. Under FAS 109, measurement is computed using applicable current tax rates (39% for 1995 and 34% for 1994).

     A deferred tax liability and a deferred tax asset are recognized in the accompanying balance sheet for the estimated future tax effects attributable to temporary differences between book and tax reporting and for net operating loss carryforwards. The amounts included in other assets and other liabilities at December 31 are as follows:

                       SOUTH HILLSBOROUGH COMMUNITY BANK

                                                                  1995        1994
                                                                --------    --------
          Deferred tax assets:
            Current...........................................  $101,879    $ 71,600
            Long term.........................................   124,560      58,700
            Valuation allowance...............................        --          --
                                                                --------    --------
               Net deferred tax assets........................  $226,439    $130,300
                                                                ========    ========
          Deferred tax liability:
            Current...........................................  $162,731    $ 94,300
            Long term.........................................    22,933      14,800
                                                                --------    --------
               Deferred tax liabilities.......................  $185,664    $109,100
                                                                ========    ========

     After considering all information available, management has concluded it is more likely than not that all future tax benefits will be realized. Therefore, a valuation allowance is not considered necessary.

     The deferred tax asset results predominantly from a difference in the provision for loan losses for book and tax purposes. The deferred tax liability results principally from accounting on a cash basis for tax purposes and an accrual basis for financial reporting purposes.

     Income tax at the statutory rate is reconciled to the Bank's actual provision as follows:

          Tax at federal statutory rate.........................  $60,070     39.00%
          State income tax net of federal tax benefit...........    6,561      4.26%
          Nondeductible expenses................................   42,778     27.77%
          Adjustment to cash basis for tax purposes.............    7,560      4.91%
          Adjustment for tax depreciation.......................   (5,902)    (3.83%)
          Other.................................................       84      0.05%
          Use of contribution carry forward.....................     (587)    (0.38%)
          Difference due to graduated tax rates.................  (16,750)   (10.87%)
                                                                  --------   ------
                                                                       --        --
          Current income tax provision..........................  $93,814     60.91%
                                                                  =======    ======

     The Bank used all the available net operating loss carry forward of $224,917 in 1994.

6. DEFINED CONTRIBUTION PLAN

     The Bank has a defined contribution plan which was established in accordance with the Internal Revenue Code section 401(k). The plan provides that the Bank may match contributions made by eligible employees up to a specified maximum. Eligible employees are those that have reached the age of 21 and have been employed by the Bank at least six months prior to a plan entrance date.

     The amount of expense included in the financial statements as of December 31, 1995 and 1994 was approximately $19,400 and $21,000 respectively.

7. DEFERRED COMPENSATION PLAN

     In 1994, the Bank purchased a nonqualified executive benefit plan in which the President of the Bank has elected to defer some of his compensation in exchange for the Bank's promise to pay a deferred benefit upon his retirement. This plan is informally linked to a single premium universal life insurance policy on the life of the President. The Bank is the owner and beneficiary of the policy. During 1995 and 1994, the Bank incurred approximately $33,400 and $39,600, respectively, in expense for the deferred compensation plan.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

8. POST RETIREMENT BENEFIT PLAN

     The Bank has a post retirement benefit plan that provides for medical benefits and life insurance for all regular employees who retiree from the Bank at or after the age of 65 with ten years of service. Medical benefits are for twice the length of employee service and life insurance benefit is for 50% of the life insurance that is in effect as of the date of retirement, also for twice the length of employee service. The retiree makes no contributions at retirement for medical benefits; however, if costs increase by more than 10% in any one -- year, the retiree must pay the incremental cost difference. For life insurance, the retiree contributes the prevailing group rate for the amount of coverage.

     This plan is accounted for according to the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This standard requires employers to recognize the expected cost of providing postretirement benefits to future retirees in the periods in which employee services are rendered, thereby matching total compensation cost with revenues generated by employee service.

     The following schedule shows amounts reported on the balance sheet and the unrecognized portion of the accumulated benefit obligation:

       Accrued pension expense as of December 31, 1994.......  $    --
       Less: Net periodic cost for 1995......................   12,171
       Plus: Actual expenditures for health & life
         insurance...........................................      750
       Less: Payments from retirees..........................       56
                                                               -------
       Accrued pension expense as of December 31, 1995.......  $11,477
                                                               =======
       Accumulated benefit obligation as of December 31,
         1994................................................  $39,806
       Less: Amount recognized in net periodic cost..........    1,990
                                                               -------
       Unrecognized amount as of December 31, 1995...........  $37,816
                                                               =======

     The Bank has elected to recognize the accumulated benefit obligation as of December 31,1994 on a straight line basis over 20 years. The current year amortization of $1,990 has been recognized in the net periodic cost for 1995.

     The assumed health care cost trend used to measure the expected cost of benefits covered by the plan is 9% for 1996 and 1997. The rate will decrease to 5% by 2004.

9. COMMITMENTS AND CONTINGENCIES

     The Bank leases its building for the main office under an operating lease agreement. The term of the lease runs through 1998, with options to renew for two additional five-year periods. The lease contains provisions for annual rent adjustments based on the Consumer Price Index.

     The Bank entered into an operating lease for its Ruskin branch facilities in 1995. The lease runs through 2000 with an option to renew for another five year term. Certain shareholders of the Bank also own the corporation that leases this building to the Bank.

     The Bank also leases certain equipment under operating leases. Initial lease terms are for five year with certain renewal options.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

     Minimum future rentals for all operating leases over the remaining noncancellable lease terms are as follows:

1996..................................................  $135,271
1997..................................................   106,888
1998..................................................    12,000
1999..................................................    12,000
2000..................................................     2,000
                                                        --------
                                                        $268,159
                                                        ========

     Operating expenses include equipment rentals of $13,121 and $28,612 in 1995 and 1994, respectively. Occupancy expense includes rentals of $128,811 and $123,478 in 1995 and 1994, respectively.

     The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31 are as follows:

                                                                     1995          1994
                                                                  ----------    ----------
     Commitments to extend credit...............................  $1,987,885    $3,007,063
     Letters of credit..........................................      66,422        41,000
                                                                  ----------    ----------
                                                                  $2,054,307    $3,048,063
                                                                  ==========    ==========

     Commitments to extend credit and letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheets.

     Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in either 1995 or 1994.

10. RELATED PARTIES

     The Bank has entered into transactions with its directors, employees, significant shareholders and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31,1995 and 1994 was $2,384,355 and $2,003,539, respectively.

11. CONCENTRATIONS OF CREDIT

     Substantially all of the Bank's loans, commitments and commercial and standby letters of credit have been granted to customers in the Bank's market area. Such customers are, generally, depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. Commercial and standby letters of credit were granted primarily to commercial borrowers. Generally, the Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $500,000.

     A significant portion of the Bank's loan portfolio is agriculturally based and its market area is mostly within the Bank's geographical area.

                       SOUTH HILLSBOROUGH COMMUNITY BANK

12. REGULATORY RESTRICTIONS

     The State of Florida banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. The Bank cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years.

13. STOCK OPTIONS

     Under the Bank's stock option plan, 80,000 shares of common stock were reserved for issuance to directors and officers and employees. Options for 79,150 shares have been granted with an option price between $10.50 and $11.50.

14. EARNINGS PER SHARE

     Earnings per share were computed by dividing net income by the weighted average number of shares of common stock (401,522 in 1995 and 1994) and common stock equivalents (79,150 in 1995 and 76,650 in 1994) outstanding during the year.

                                    * * * *

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

                                                                        ANNEX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                        SOUTH HILLSBOROUGH COMMUNITY BANK

                                      BANK

                                       AND

                             PROVIDENT BANCORP, INC.

                                      BUYER

                                TABLE OF CONTENTS
                                -----------------


ARTICLE 1
           DEFINITIONS.............................................................................1

ARTICLE 2
           REPRESENTATIONS AND WARRANTIES OF THE BANK..............................................4
           2.1      Capital Structure of the Bank..................................................4
           2.2      No Subsidiaries................................................................4
           2.3      Organization, Standing and Authority of the Bank...............................4
           2.4      Authorized and Effective Reorganization Agreement..............................4
           2.5      Financial Statements; Minute Books.............................................5
           2.6      Material Adverse Change........................................................6
           2.7      Absence of Undisclosed Liabilities.............................................6
           2.8      Properties.....................................................................6
           2.9      Loans..........................................................................6
           2.10     Allowance for Loan Losses......................................................7
           2.11     Tax Matters....................................................................7
           2.12     Employee Benefit Plans.........................................................8
           2.13     Certain Contracts..............................................................8
           2.14     Legal Proceedings..............................................................9
           2.15     Compliance with Laws..........................................................10
           2.16     Brokers and Finders...........................................................10
           2.17     Insurance.....................................................................10
           2.18     Deposit Insurance.............................................................10
           2.19     Environmental Liability.......................................................11
           2.20     Certain Information...........................................................11

ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF THE BUYER............................................11
           3.1      Capital Structure of the Buyer................................................11
           3.2      Organization, Standing and Authority of the Buyer.............................12
           3.3      Organization, Standing and Authority of Interim; Ownership of Interim.........12
           3.4      Authorized and Effective Reorganization Agreement.............................12
           3.5      SEC Documents; Regulatory Filings.............................................13
           3.6      Financial Statements..........................................................13
           3.7      Material Adverse Change.......................................................13
           3.8      Absence of Undisclosed Liabilities............................................14
           3.9      Certain Information...........................................................14
           3.10     Brokers and Finders...........................................................14
           3.11     Compliance with Laws..........................................................14

ARTICLE 4
           COVENANTS..............................................................................15
           4.1      Shareholders' Meeting.........................................................15

           4.2      Proxy Statement; Registration Statement......................................................15
           4.3      Plan of Merger...............................................................................16
           4.4      Applications.................................................................................16
           4.5      Best Efforts.................................................................................16
           4.6      Investigation and Confidentiality............................................................17
           4.7      Press Releases...............................................................................18
           4.8      Covenants of the Bank........................................................................18
           4.9      Closing; Articles of Merger..................................................................20
           4.10     The Bank Employees...........................................................................20
           4.11     Affiliates...................................................................................21
           4.12     Nasdaq Application...........................................................................21
           4.13     Indemnification of Officers and Directors....................................................21

ARTICLE 5
           CONDITIONS PRECEDENT..................................................................................21
           5.1      Conditions Precedent - the Buyer and the Bank................................................21
           5.2      Conditions Precedent - the Bank..............................................................22
           5.3      Conditions Precedent - the Buyer.............................................................23

ARTICLE 6
           TERMINATION, WAIVER AND AMENDMENT.....................................................................24
           6.1      Termination..................................................................................24
           6.2      Effect of Termination........................................................................25
           6.3      Survival of Representations, Warranties and Covenants........................................25
           6.4      Waiver.......................................................................................25
           6.5      Amendment or Supplement......................................................................26

ARTICLE 7
           MISCELLANEOUS.........................................................................................26
           7.1      Expenses.....................................................................................26
           7.2      Entire Agreement.............................................................................27
           7.3      No Assignment................................................................................27
           7.4      Notices......................................................................................27
           7.5      Captions.....................................................................................28
           7.6      Counterparts.................................................................................28
           7.7      Governing Law................................................................................28
           7.8      Specific Performance.........................................................................28

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") is made as of October 7 1996 between SOUTH HILLSBOROUGH COMMUNITY BANK, a Florida banking institution having its principal executive office at 6542 U.S. Highway 41 North, Apollo Beach, Florida 33572 (the "Bank"), and PROVIDENT BANCORP, INC., an Ohio corporation having its principal executive office at One East Fourth Street, Cincinnati, Ohio 45202 (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire that Provident Interim Bank ("Interim"), an interim Florida banking institution to be formed by the Buyer and the stock of which will be wholly owned by the Buyer, shall be merged with and into the Bank ("Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A (the "Plan of Merger") and pursuant to which Plan of Merger the shareholders of the Bank will receive shares of common stock of the Buyer having an aggregate value equal to Seven Million One Hundred Fifty One Thousand Nine Hundred Dollars ($7,151,900) in exchange for their shares of common stock of the Bank and the corporation surviving the Merger (the "Surviving Corporation") shall become a wholly owned subsidiary of the Buyer; and,

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Reorganization Agreement, the following terms have the meanings specified or referred to in this Article 1.

         1.1 "Bank Financial Statements" shall mean the balance sheets of the Bank as of June 30, 1996 and as of December 31, 1995, 1994 and 1993 and the related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1996 and each of the three years ended December 31, 1995, 1994, 1993.

         1.2 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.3 "Buyer Financial Statements" shall mean the consolidated balance sheets of the Buyer as of June 30, 1996 and as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended June 30, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by the Buyer in SEC Documents.

         1.4 "Closing Date" shall mean the date specified pursuant to Section
4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.7 "Competing Transaction" shall mean any of the following involving the Bank (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Bank in a single transaction or series of related transactions or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         1.8 "Department of Banking" shall mean the Florida Department of Banking and Finance.

         1.9 "Effective Date" shall mean the date specified pursuant to Section
4.9 hereof as the effective date of the Merger.

         1.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.12 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.13 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.14 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.15 "Investment Company Act" means the Investment Company Act of 1940, as amended.

         1.16 "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the Bank and delivered to the Buyer, which letter shall be in form and substance reasonably acceptable to the Buyer.

         1.17 "Proxy Statement" shall mean the proxy statement and any other soliciting materials of the Bank (or similar documents) together with any supplements thereto sent to the shareholders of the Bank to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

         1.18 "Registration Statement" shall mean the registration statement with respect to the Buyer Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.19 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue, exchange or dispose of any of its capital stock or other equity interests, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.20 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.21 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.22 "Securities Laws" shall mean: the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.23 "Tax" or "Taxes" shall mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added, commercial rent or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

         1.24 "Tax Returns" shall mean all federal, state, local and foreign tax returns including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and any regulations thereunder, and any comparable state and local laws and regulations, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and the regulations thereunder, and any comparable state and local laws and regulations.

         Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement.

                                    ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF THE BANK

         The Bank hereby represents and warrants to the Buyer as follows, which representations and warranties are qualified in their entirety by the matters Previously Disclosed:

2.1        Capital Structure of the Bank

           The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, par value $2.00 per share (the "Bank Common Stock"), of which 401,522 shares are issued and outstanding as of the date hereof. All outstanding shares of the Bank capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. As of June 30, 1996, 80,000 shares of Bank Common Stock were reserved for issuance pursuant to stock option and similar plans and options to acquire 78,050 shares of Bank Common Stock were issued and outstanding pursuant to such plans. Except for the foregoing and as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Bank. None of the shares of the Bank's capital stock has been issued in violation of the preemptive rights of any person. Except as Previously Disclosed, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Bank is a party or bound or relating to the voting or transfer of shares of the capital stock of the Bank. There are no outstanding contractual or other obligations of the Bank to purchase, redeem or otherwise acquire any shares of the capital stock of the Bank.

2.2        No Subsidiaries

           Except as Previously Disclosed, the Bank does not own, directly or indirectly, or have Rights to acquire, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities or other equity interests of any corporation, bank, savings association, partnership, joint venture, limited liability company or other organization.

2.3        Organization, Standing and Authority of the Bank

           The Bank is a duly organized Florida banking institution, validly existing and in good standing under applicable laws. The Bank has full power and authority to carry on its business as now conducted. The Bank is not required to be qualified to do business in any other jurisdiction of the United States or any foreign jurisdiction. The Bank has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

2.4        Authorized and Effective Reorganization Agreement

           (a) The Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement.
The execution and delivery of this

Reorganization Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Bank, subject to approval thereof by the shareholders of the Bank to the extent required by applicable law and the Articles of Incorporation and By-Laws of the Bank and subject to approval by the Florida Department of Banking.

           (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, the Bank will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Bank, except that the affirmative vote of the holders of a majority of the outstanding shares of the Bank Common Stock is required to approve the Plan of Merger pursuant to applicable Florida law.

           (c) The Board of Directors of the Bank has directed that this Reorganization Agreement and, following its execution, the Plan of Merger be submitted to the Bank's shareholders for approval at a special meeting to be held as soon as practicable.

           (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of the Bank and the Plan of Merger, upon the execution and delivery thereof by the parties thereto, will constitute a legal, valid and binding obligation of the Bank, in each case enforceable against it in accordance with their respective terms, subject to receipt of shareholder approval and, as to enforceability, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

           (e) Neither the execution and delivery of this Reorganization Agreement or of the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by the Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Bank, (ii) except as Previously Disclosed, constitute or result in a breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Bank pursuant to, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Bank.

2.5        Financial Statements; Minute Books

           The Bank Financial Statements, except as noted therein, fairly present in all material respects the financial position of the Bank as of the dates indicated and the results of operations of the Bank for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, except that any interim financial statements included in the Bank Financial Statements are subject to normal year-end adjustments, none of which will be material, and except for the absence of certain footnote information in the interim financial statements. The books and records of the Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Bank contain accurate records of all corporate actions of its shareholders and Board of Directors (including any Executive Committee or other committee of its Board of Directors).

2.6        Material Adverse Change

           The Bank has not suffered any material adverse change in its financial condition, results of operations or business since June 30, 1996 and, to the knowledge of the Bank, no fact or condition exists that could reasonably be expected to cause such a material adverse change other than the transactions contemplated by this Reorganization Agreement and the reasonable expenses incurred by the Bank in connection therewith.

2.7        Absence of Undisclosed Liabilities

           The Bank has no liability (contingent or otherwise) that is material to the Bank, or that, when combined with all similar liabilities, would be material to the Bank, except as disclosed in the Bank Financial Statements or as Previously Disclosed or as incurred in the ordinary course of the Bank's business consistent (both as to quality and quantity) with past practice.

2.8        Properties

           The Bank has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Bank Financial Statements as being owned by the Bank as of December 31, 1995 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and that do not materially interfere with the use of such properties or assets by the Bank and (iv) dispositions and encumbrances for reasonably adequate consideration in the ordinary course of business. All leases pursuant to which the Bank, as lessee, leases real or personal property are valid and subsisting in accordance with their respective terms.

2.9        Loans

           Each loan reflected as an asset in the Bank Financial Statements as of June 30, 1996, and each loan entered into subsequent thereto, (i) is evidenced in all material respects by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, the Bank is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of the Bank or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

2.10       Allowance for Loan Losses

           The allowance for loan losses reflected on the Bank Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

2.11       Tax Matters

           (a) The Bank has timely federal income tax returns for each year through December 31, 1995 and has timely filed, or caused to be filed, all other federal, state, local Tax Returns required to be filed with respect to the Bank.

           (b) All Taxes due in respect of any tax periods have been paid or adequate reserves have been established for the payment of such Taxes and, as of the Closing Date, all Taxes due in respect of any subsequent tax periods (including any periods ending on or prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof. The Bank will not have any material liability for any Taxes in excess of the amounts so paid or reserves or accruals so established. No audit examination or deficiency or refund litigation with respect to such returns is pending.

           (c) All federal, state and local Tax Returns filed by the Bank are complete and accurate in all material respects. The Bank is not delinquent in the payment of any Tax, assessment or governmental charge, and the Bank has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been asserted or assessed (tentatively or otherwise) or, to the knowledge of the Bank, proposed against the Bank which have not been settled and paid. There are currently no agreements in effect with respect to the Bank to extend the period of limitations for the assessment or collection of any Tax.

           (d) Termination of the employment of any employee of the Bank following consummation of the transactions contemplated hereby will not cause the Bank to make or to be required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

2.12       Employee Benefit Plans

           (a) The Bank has Previously Disclosed true and complete copies of all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Bank, and will make available to the Buyer (i) the most recent actuarial and financial reports prepared with respect to any plans qualified under Section 401(a) of the Code, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any plan qualified under Section 401(a) of the Code.

           (b) Neither the Bank (nor any pension plan maintained by it) has incurred or reasonably expects to incur any material liability to the Internal Revenue Service with respect to any plan qualified under Section 401(a) of the Code. The Bank has never sponsored, participated in or maintained any defined benefit pension plan. The Bank has never participated in a "multiemployer plan" (as defined in ERISA).

           (c) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of the Bank which is intended to be a qualified plan to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and the Bank does not know of any ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

           (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by the Bank which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or the correction of which would have a material adverse effect on the financial condition, results of operations or business of the Bank.

           (e) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by the Bank did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

2.13       Certain Contracts

           (a) Except as Previously Disclosed, the Bank is neither a party to, nor is it bound by, (i) any material agreement, arrangement or commitment, whether or not made in the ordinary course of business, other than loans or loan commitments made in the ordinary course of the banking business of the Bank,
(ii) any agreement, indenture or other instrument relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation, other than instruments relating to transactions entered into in the customary course of the banking business of the Bank and reflected in the Bank Financial Statements, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in the case of each of clauses
(i) through (iv), inclusive, whether written or oral.

           (b) The Bank is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

           (c) Since December 31, 1995, the Bank has neither incurred nor paid any obligation or liability that would be material to the Bank, except obligations incurred or paid in connection with transactions in the ordinary course of business of the Bank consistent with its past practices or except as Previously Disclosed or reflected in the Bank Financial Statements.

           (d) Except as Previously Disclosed, the Bank is not a party to any transaction (other than agreements Previously Disclosed in connection with Section 2.9 hereof) with (i) any person who has been an executive officer or a director of the Bank since January 1, 1993, (ii) any spouse of any such officer or director, (iii) any parent, child, brother, sister, or other family relation of any such officer or director who has the same principal residence as such officer or director, (iv) any corporation or other entity of which any such officer or director or any such family relation is an officer, director, partner, or greater than 5% shareholder (based on percentage ownership of voting stock) or (v) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, (x) any transaction involving a contract, agreement, or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, and (y) loans (including any loan guaranty) outstanding at the date hereof, but not (z) deposit accounts maintained at the Bank in the ordinary course of its banking business.

2.14       Legal Proceedings

           Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of the Bank, threatened against the Bank or against any asset, interest or right of the Bank that would, if determined adversely to the Bank, have a material adverse effect on the Bank. To the knowledge of the Bank, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose upon the Buyer, the Bank or any of their respective subsidiaries or affiliates any material cost or obligation in connection therewith. There are no actions, suits proceedings instituted, pending or, to the knowledge of the Bank, threatened against any present or former director or executive officer of the Bank that might give rise to a claim for indemnification that would, if determined adversely to the Bank, have a material adverse effect on the Bank, and, to the knowledge of the Bank, there is no reasonable basis for any such action, suit or proceeding.

2.15       Compliance with Laws

           Except as Previously Disclosed, the Bank is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither the Bank nor, to the knowledge of the Bank, any director or officer thereof has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. The Bank is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, the Bank has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C.
section 5301 ET SEQ., and its implementing regulations.

2.16       Brokers and Finders

           Except as Previously Disclosed, neither the Bank nor any of its officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger.

2.17       Insurance

           The Bank has Previously Disclosed a complete and accurate summary of all insurance policies and bonds maintained by the Bank. Except as Previously Disclosed, the Bank has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds and, within the last three years, the Bank has not been refused any insurance coverage sought or applied for, and the Bank has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of the Bank.

2.18       Deposit Insurance

           The Bank is an insured bank as defined in the FDIA, and the Bank has paid all assessments and filed all reports required by the FDIA.

2.19       Environmental Liability

           There is no legal, administrative, arbitral or other proceedings, or, to the knowledge of the Bank, claim, action, cause of action, or governmental investigation of any nature seeking to impose, or that could result in the imposition, on the Bank of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Bank, which liability might have a material adverse effect on the financial condition, results of operations or business of the Bank; except as Previously Disclosed, to the knowledge of the Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and the Bank is not subject to any agreement, order judgment decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.20       Certain Information

           The information provided by the Bank to the Buyer for use in the Registration Statement, other than information subject to Section 3.9 hereof, at the time the Proxy Statement is mailed to shareholders of the Bank up to and including the time of the Bank Shareholders' meeting to vote upon the Merger,
(i) shall comply in all material respects with the applicable provisions of the regulations of the Securities Laws and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.


                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

           The Buyer hereby represents and warrants to the Bank as follows:

3.1        Capital Structure of the Buyer

           The authorized capital stock of the Buyer consists at June 30, 1996 of Sixty Million (60,000,000) shares of common stock, no par value (the "Buyer Common Stock"), of which Twenty Six Million Three Hundred Forty Four Thousand Three Hundred Ninety Five (26,344,395) shares were issued and outstanding and none of which shares were held in treasury, and Five Million (5,000,000) shares of preferred stock, of which Seventy Thousand Two Hundred Seventy Two (70,272) shares of Series D preferred stock were issued and outstanding. All outstanding shares of the Buyer's capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of the Buyer's capital stock has been issued in violation of the preemptive rights of any person. The shares of the Buyer Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. As of June 30, 1996, ____ shares of the Buyer Common Stock were reserved for issuance in connection with option plans and other Rights. Except as previously disclosed to the Bank or as set forth in the Buyer's SEC Documents, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Buyer.

3.2        Organization, Standing and Authority of the Buyer

           The Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Ohio, with full power and authority to carry on its business as now conducted. The Buyer is registered as a bank holding company under the Bank Holding Company Act.

3.3        Organization, Standing and Authority of Interim; Ownership of
           Interim.

           Upon the formation of Interim, (i) Interim will be a duly organized Florida banking institution, validly existing and in good standing under applicable laws, and (ii) the outstanding shares of capital stock of Interim will be validly issued, fully paid, nonassessable and owned directly by the Buyer free and clear of all liens, claims and encumbrances.

3.4        Authorized and Effective Reorganization Agreement

           (a) The Buyer has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer.

           (b) Upon the execution of the Plan of Merger and at all times thereafter until the Closing Date, the Buyer will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger, and the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby (at the time of such execution) will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer.

           (c) Upon the formation thereof, Interim will have all requisite corporate power and authority to enter into and perform all of its obligations under the Plan of Merger and, prior to the execution of the Plan of Merger, the execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Interim.

           (d) This Reorganization Agreement constitutes a legal, valid and binding obligation of the Buyer and the Plan of Merger, upon the authorization, execution and delivery thereof by the parties thereof, will constitute a legal, valid and binding obligation of the Buyer and Interim, respectively, in each case enforceable against it in accordance with their respective terms, subject as to enforceability to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

           (e) Neither the execution and delivery of this Reorganization Agreement, in the case of the Buyer, or the Plan of Merger, in the case of the Buyer and Interim, nor consummation of the transactions contemplated hereby or thereby, nor compliance by the Buyer or Interim with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation, By-laws or Regulations (as the case may be) of the Buyer or Interim, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Buyer or Interim pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, any of which would be material to the Buyer's business operations or financial condition or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Interim.

3.5        SEC Documents; Regulatory Filings

           The Buyer has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. The Buyer and each subsidiary of the Buyer that is a depository institution has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency and such reports were prepared, in all material respects, in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

3.6        Financial Statements

           The Buyer Financial Statements fairly present in all material respects the consolidated financial position of the Buyer as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of the Buyer for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein and except that any interim statements included in the Buyer Financial Statements are subject to normal year-end adjustments, none of which will be material.

3.7        Material Adverse Change

           The Buyer has not suffered any material adverse change in its financial condition, results of operations or business since June 30, 1996 and, to the knowledge of Buyer, no fact or condition exists that could reasonably be expected to cause such a material adverse change other than the transactions contemplated by this Reorganization Agreement and the reasonable expenses incurred by the Buyer in connection therewith.

3.8        Absence of Undisclosed Liabilities

           The Buyer has no liability (contingent or otherwise) that is material to the Buyer, or that, when combined with all similar liabilities, would be material to the Buyer, except as disclosed in the Buyer Financial Statements.

3.9        Certain Information

           (a) The information provided by the Buyer to the Bank for use in the Proxy Statement, at the time the Proxy Statement is mailed to shareholders of the Bank and at all subsequent times up to and including the time of the Bank shareholders' meeting to vote upon the Merger, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

           (b) When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Buyer shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by the Buyer relating to the Buyer, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.10       Brokers and Finders

           Neither the Buyer nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except fees payable to Mr. Gordon Campbell.


3.11       Compliance with Laws

           The Buyer is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither the Buyer nor, to the knowledge of the Buyer, any director or officer thereof has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. The Buyer is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, the Buyer has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, codified at 31 U.S.C. section 5301 ET SEQ., and its implementing regulations.

                                    ARTICLE 4
                                    COVENANTS

4.1        Shareholders' Meeting

           The Bank shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be duly called, commenced and held as soon as practicable. The Board of Directors of the Bank shall, in accordance with applicable law, include in the Proxy Statement its recommendation that the Bank's shareholders vote in favor of the transactions contemplated hereby and by the Plan of Merger.

4.2        Proxy Statement; Registration Statement

           In connection with any solicitations of approval by the shareholders of the Bank of this Reorganization Agreement and the transactions contemplated hereby, the Bank and the Buyer shall file with the SEC and with the appropriate state governmental offices under the securities or "blue sky" laws of such states, shall use all reasonable efforts to respond to the comments of the staff of the Commission (the "Staff") or such state governmental offices and have cleared by the Commission under the Exchange Act and shall promptly thereafter mail to the Bank's shareholders, proxy solicitation materials, including a letter to shareholders, notice of meeting, proxy statement and appropriate related forms of proxies with respect to the Bank's shareholders' meeting. Such Proxy Statement shall also constitute a prospectus of the Buyer with respect to the shares of Buyer common stock to be issued in the Merger (such proxy statement and prospectus, together with all amendments and supplements thereto, are referred to herein as the "Proxy Statement/Prospectus"), and shall be a part of a registration statement (the "Registration Statement") to be filed by the Buyer with the Commission for the purpose of registering the public offering of such shares of Buyer common stock under the Securities Act. The Buyer shall file promptly such Registration Statement and shall use its best efforts to respond to the comments of the Staff with respect thereto and to have it declared effective by the Commission. The Buyer shall notify the Bank promptly of the receipt of any comments of the Staff and of any request by the Staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information, and shall supply the Bank with copies of all correspondence between the Buyer or its representatives, on the one hand, and the Commission or members of the Staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated hereby.

           Each of the Bank and the Buyer shall correct promptly any information specifically provided by it for inclusion in the Proxy Statement/Prospectus which shall have become false or misleading in any material respect. Each of the Bank and the Buyer shall take all steps necessary to file or to cause to be filed with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Registration or the Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of the Bank as and to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and other applicable law.

4.3        Plan of Merger

           The Plan of Merger shall provide that the shareholders of the Bank shall receive, in the aggregate, shares of Buyer Common Stock having a value (based on the weighted average of the closing representative bid and asked prices for Buyer Common Stock on the NASD National Market System for the twenty
(20) trading days immediately preceding the Closing Date) equal to one hundred seventy percent (170%) of the book value of the Bank as of June 30, 1996, which is Seven Million One Hundred Fifty One Thousand Nine Hundred Dollars ($7,151,900).The terms of the Plan of Merger are incorporated herein by reference. The Bank shall execute and deliver the Plan of Merger as soon as practicable following the Buyer's request therefor.

4.4        Applications

As promptly as practicable after the date hereof, the Buyer shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the Federal Reserve Board pursuant to the Bank Holding Company Act, and (ii) to the Department of Banking pursuant to Florida Statutes section 658.01 ET. SEQ., and each of the parties hereto shall submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. The Buyer and the Bank each represents and warrants to the other that all information concerning it and its directors, officers and shareholders included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.5        Best Efforts

           (a) The Buyer and the Bank shall each use its best efforts in good faith to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.4 above and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that the Bank shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the Buyer, except where such payment or modification would not have a material adverse effect on the Bank, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

           (b) The Bank shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Bank, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Buyer or the Bank, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

           (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

4.6        Investigation and Confidentiality

           The Bank and the Buyer will each keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein. The Bank and the Buyer may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. The Bank and the Buyer agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of termination of this Reorganization Agreement, each party shall return to the furnishing party or destroy and certify the destruction of all information previously furnished in connection with the transactions contemplated by this Reorganization Agreement.

4.7        Press Releases

           The Bank and the Buyer shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

4.8        Covenants of the Bank

           (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger or consented to or approved by the Buyer, the Bank shall use its reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

           (b) Except with the prior written consent of the Buyer, between the date hereof and the Effective Date, the Bank shall not:

                    (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (other than regular dividends with respect to the Bank Common Stock in accordance with past practices);

                    (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, incur any additional debt obligation or other obligation for borrowed money, other than in the ordinary course of business of the Bank consistent with past practice;

                    (4) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                    (5)    amend its Articles of Incorporation or By-laws;

                    (6) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization; or create any subsidiary;

                    (7) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business; enter into any material swap, hedge or other similar off-balance sheet transaction; waive or release any material right or cancel or compromise any material debt or claim; restructure, extend or modify any loan Previously Disclosed pursuant to the second sentence of Section 2.9 hereof or that would have been required to have been so disclosed if it had been outstanding at June 30, 1996, waive or release any right or cancel or compromise any debt or claim in connection with any such loan, or make any new loan that would have been required to have been so disclosed if it had been outstanding at June 30, 1996;

                    (8) except for the sale of securities in the ordinary course of business for liquidity purposes, liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditures in excess of $50,000 in the aggregate; or establish new branches or other similar facilities; or enter into or modify any leases or other contracts that involve annual payments by the Bank that exceed $25,000 in any instance or $50,000 in the aggregate;

                    (9) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in accordance with the Bank's standard compensation and benefits practices; enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                    (10) change its lending, investment, asset, liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives;

                    (11) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or applicable regulations;

                    (12) solicit, encourage or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Bank or any business combination with the Bank, or furnish any information relating to or in connection with any such inquiries or proposals, other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify the Buyer immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with the Bank; or

                    (13)   agree to do any of the foregoing.

           (c) As soon as practicable, the Bank shall cause (i) financial statements to be prepared in conformity with generally accepted accounting principles for whatever full fiscal year periods are necessary to comply with the requirements of Form S-4 under the Securities Act, with respect to this transaction, and with the other requirements of the rules and regulations under the Securities Act and the Exchange Act as may be applicable to the Buyer, (ii) its independent public accountants to perform an audit of such financial statements in conformity with generally accepted auditing standards, and (iii) its independent public accountants to consent to the use of their opinion with respect to such financial statement in registration statements filed by the Buyer under the Securities Act.

4.9        Closing; Articles of Merger

           The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at such location as the parties may agree on the third business day following satisfaction of the conditions to consummation of the Merger set forth in Section 5.1 hereof or such later date as may be agreed by the Bank and the Buyer. The Merger shall be effective at the time and date the Articles of Merger are filed.

4.10       The Bank Employees

           All employees of the Bank as of the Effective Date shall become employees of the Buyer or a subsidiary of the Buyer. Nothing in the Reorganization Agreement shall give any employee of the Bank a right to continuing employment with the Buyer after the Effective Date. As soon as practicable after the Effective Date, the Buyer shall provide or cause to be provided to all employees of the Bank who remain employed by the Buyer benefits which in the aggregate are no less favorable than those generally afforded to other employees of the Buyer holding similar positions, provided that for purposes of determining eligibility for and vesting of such employee benefits, service with the Bank prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of the Buyer or affiliates of the Buyer, and provided further that this Section 4.10 shall not be construed
(i) to limit the ability of the Buyer and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require the Buyer or its affiliates to provide employees or former employees with post-retirement medical benefits.

4.11       Affiliates

           The Buyer and the Bank shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of the Bank and the Buyer within the meaning of Rule 145 promulgated by the Commission under the Securities Act. The Bank shall use its best efforts to cause each Bank affiliate so identified to deliver to the Buyer after their receipt of the Proxy Statement, but no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of the Buyer Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

4.12       Nasdaq Application

           The Buyer shall apply to have the shares of the Buyer Common Stock that may be issued in the Merger authorized for trading on the Nasdaq National Market System.

4.13       Indemnification of Officers and Directors

           For a period of six (6) years after the effective time of the Merger, the Buyer shall, with respect to actions and omissions occurring prior to that effective time, maintain in full force the indemnification and advancement of expenses scheme for the Bank's officers and directors set forth in the Bank's By-Laws. With respect to actions and omissions occurring subsequent to the effective time of the Merger, the Buyer shall, to the extent permitted by applicable law, cause the corporation surviving the Merger to maintain in full force and effect an indemnification and advancement of expenses scheme for the officers and directors of the corporation surviving the Merger substantially equivalent to that maintained by the Buyer for its officers and directors.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

5.1        Conditions Precedent - the Buyer and the Bank

           The respective obligations of the Bank to effect the Merger, or of the Buyer to cause Interim to effect the Merger, shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing
Date:

           (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approvals of the shareholders of the Bank in accordance with applicable law;

           (b) The parties hereto shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Buyer materially and adversely affects the anticipated economic business benefits to the Buyer of the transactions contemplated by this Reorganization Agreement taken as a whole;

           (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of the Buyer threatened by the Commission to suspend the effectiveness of such Registration Statement, and the Buyer shall have received all state securities or "blue sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

           (d) None of the parties hereto or to the Plan of Merger shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

           (e) The shares of the Buyer Common Stock that may be issued in the Merger shall have been authorized for trading on the Nasdaq National Market System; and

           (f) The Buyer and the Bank shall have received an opinion of Arnold & Porter substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of the Bank who exchanges all of shareholder's Bank Common Stock solely for the Buyer Common Stock in the Merger (except with respect to cash received in lieu of a fractional share interest in the Buyer Common Stock).

5.2        Conditions Precedent - the Bank

           The obligations of the Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by the Bank pursuant to Section 6.4 hereof:

           (a) The representations and warranties of the Buyer set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by the Bank and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on the Buyer;

           (b) The Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

           (c) The Buyer shall have delivered to the Bank a certificate, dated the Closing Date and signed by its President and Chief Executive Officer or Executive Vice President to the effect that the conditions set forth in this section have been satisfied;

           (d) The Bank shall have received an opinion of Keating, Muething & Klekamp, dated the Closing Date, as to such matters as the Bank may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger; and

           (e) The Bank shall have received the favorable written fairness opinion of Alex Sheshunoff & Company Investment Banking with respect to the merger and this Reorganization Agreement prior to the mailing of the Proxy Statement, which opinion shall be orally confirmed at the Closing.

5.3        Conditions Precedent - the Buyer

           The obligations of the Buyer to cause Interim to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by the Buyer pursuant to Section 6.4 hereof:

           (a) The representations and warranties of the Bank set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except (i) as otherwise contemplated by this Reorganization Agreement or consented to in writing by the Buyer and (ii) insofar as the failure of any representation and warranty to be true and correct does not have, and is not reasonably likely to have, a material adverse effect on the Bank.

           (b) The Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

           (c) The Bank shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its Chairman or its President and Chief Executive Officer to the effect that the conditions set forth in this section have been satisfied;

           (d) The Buyer shall have received an opinion or opinions of MacFarlane, Ferguson & McMullen, dated the Closing Date, as to such matters as the Buyer may reasonably request with respect to the transactions contemplated hereby and by the Plan of Merger;

           (e) All Rights relating to the capital stock of the Bank shall have been either fully exercised prior to the Closing or canceled without any consideration therefor payable by the Bank or the Buyer.


                                    ARTICLE 6
                        TERMINATION, WAIVER AND AMENDMENT

6.1        Termination

           This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of the Bank:

           (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

           (b) At any time on or prior to the Closing Date, by the Buyer in writing, if the Bank has, or by the Bank in writing, if the Buyer has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon the Buyer or the Bank, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

           (c) At any time, by either party hereto in writing, if the applications for prior approval referred to in Section 4.4 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

           (d) At any time, by either party hereto in writing, if the shareholders of the Bank do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose;

           (e) At any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or

           (f) By either party hereto in writing, if the Closing Date has not occurred by the close of business on June 30, 1997.

6.2        Effect of Termination

           In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Reorganization Agreement and Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.6 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b) shall not relieve the breaching party from liability for an uncured willful breach of a covenant or agreement giving rise to such termination.

6.3        Survival of Representations, Warranties and Covenants

           All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Buyer or the Bank (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Buyer or the Bank, the aforesaid representations, warranties and covenants being material inducements to the consummation by the Buyer, Interim and the Bank of the transactions contemplated herein.

6.4        Waiver

           Except with respect to any required shareholder or regulatory approval, the Buyer and the Bank, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of the Buyer and the Bank) extend the time for the performance of any of the obligations or other acts of the Bank, on the one hand, or the Buyer, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of the Buyer or the Bank shall change the number of shares of the Buyer Common Stock into which each share of the Bank Common Stock shall be converted pursuant to the Merger.

6.5        Amendment or Supplement

           This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, in the case of this Reorganization Agreement, or thereto, in the case of the Plan of Merger. Any such amendment or supplement must be in writing and approved by their respective boards of directors and the Bank or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.


                                    ARTICLE 7
                                  MISCELLANEOUS

7.1        Expenses

           (a) Except in any of the circumstances contemplated in Section 7.1(b), the Buyer shall bear and pay all reasonable costs and expenses incurred in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of financial consultants, accountants and counsel and shall bear and pay all costs and expenses incurred in connection with printing the Registration Statement and joint Proxy Statement and prospectus of the Buyer and the Bank.

           (b) The Bank and the Buyer each acknowledge that the other has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Reorganization Agreement and the accomplishment of the transactions contemplated hereby, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce the Buyer to enter into this Reorganization Agreement, (i) if the Buyer terminates this Reorganization Agreement pursuant to Section 6.1(b) or 6.1(c) by reason of the Bank's failure to meet any condition contained in Section 5.3(a) or 5.3(b) due to the Bank's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within eight (8) months from the date of termination a Competing Transaction is consummated or the Bank shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (ii) if the Bank or the Buyer terminates this Reorganization Agreement pursuant to Section 6.1(d) because this Reorganization Agreement did not receive the requisite vote of the Bank stockholders and within eight (8) months from the date of termination a Competing Transaction is consummated or the Bank shall have entered into an agreement which if consummated would constitute a Competing Transaction, then the Bank shall pay to the Buyer a fee in the amount of $250,000, not as a penalty but as full and complete liquidated damages. Upon payment of such fee, the Bank shall have no further liability to the Buyer at law or equity. The fee shall be payable to the Buyer notwithstanding that any action taken by the Board of Directors of the

Bank which may give rise to the obligation to pay the fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.1(b) shall be made as promptly as practicable, but in no event later than two business days after the date it becomes payable hereunder and shall be made by wire transfer of immediately available funds to an account designated by the Buyer. In the event that the Buyer is entitled to the fee, the Bank shall also pay the Buyer interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of the Bank to pay the fee or such interest.

7.2        Entire Agreement

           This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3        No Assignment

           No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.


7.4        Notices

           All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                    If to the Bank:

                    South Hillsborough Community Bank
                    6542 U.S. Highway 41 North
                    Apollo Beach, Florida 33572
                    Attention: Thomas P. Corr
                                   John G. Munsell

                    With a required copy to:

                    MacFarlane, Ferguson & McMullen
                    2300 First Florida Tower
                    111 Madison Street, P.O. Box 1531
                    Tampa, Florida 33801
                    Attention: Stephen H. Reynolds

                    If to the Buyer:

                    Provident Bancorp, Inc.
                    One East Fourth Street
                    Cincinnati, Ohio 45202
                    Attention: Jerry L. Grace, Sr. Vice President & Treasurer

                    With a required copy to:

                    Keating, Muething & Klekamp               and      Provident Bancorp, Inc.
                    1800 Provident Tower                               Fourth Floor
                    One East Fourth Street                             One East Fourth Street
                    Cincinnati, Ohio 45202                             Cincinnati, Ohio  45202
                    Attention: Edward E. Steiner                       Attention:  Mark E. Magee, Esq.

7.5        Captions

           The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6        Counterparts

           This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7        Governing Law

           This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

7.8        Specific Performance

           Each party shall be entitled to seek and to obtain specific performance of the transactions contemplated by this Reorganization Agreement.

           IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the date and year first above written.

Attest                                           PROVIDENT BANCORP, INC.


   /s/  Mark E. Magee                            BY     /s/ Jerry L. Grace
---------------------------------------            -------------------------
        Mark E. Magee                                       Jerry L. Grace

(SEAL)


Attest                                           SOUTH HILLSBOROUGH COMMUNITY
                                                          BANK


    /s/ John G. Munsell                           BY     /s/ Thomas P. Corr
--------------------------------------             -------------------------
        John G. Munsell                                     Thomas P. Corr



(SEAL)

                                   SCHEDULE A
                                   ----------

                 ARTICLES OF INCORPORATION OF THE SURVIVING BANK
                 -----------------------------------------------

                                    ARTICLE I
                                    ---------

           The name of the corporation shall be SOUTH HILLSBOROUGH COMMUNITY BANK and its initial place of business shall be at 6542 U.S. Highway 41 North in the City of Apollo Beach, in the County of Hillsborough and State of Florida.

                                   ARTICLE II
                                   ----------

           The general nature of the business to be transacted by this corporation shall be: That of a general commercial banking business with all the rights, powers and privileges granted and conferred by the Florida Banking Code, regulating the organization, powers and management of banking corporations including trust powers if duly authorized.

                                   ARTICLE III
                                   -----------

           The total number of shares authorized to be issued by the corporation shall be 10,000. Such shares shall be of a single class and shall have a par value of $80 per share. The corporation shall operate with at least $800,000 in paid-in common capital stock to be divided into 10,000 shares. The amount of surplus with which the corporation will be not less than $3,000,000 and the amount of undivided profits, not less than $200,000, all of which (capital stock, surplus and undivided profits) shall be paid in cash.

                                   ARTICLE IV
                                   ----------

           The term for which said corporation shall exist shall be perpetual unless terminated pursuant to the Florida Banking Code.


                                    ARTICLE V
                                    ---------

           The number of directors shall not be fewer than five (5).


                                   ARTICLE VI
                                   ----------

           The directors of the Corporation shall be protected against personal liability to the fullest extent permitted by Florida law, including, without limitation, the provisions of Section 607.0831, Florida Statutes, or any successor statutes.


                                   ARTICLE VII
                                   -----------

           The Corporation shall indemnify its directors and officers to the fullest extent permitted by Florida law and shall also advance litigation-related expenses to directors and officers upon receipt of the undertaking described in Section 607.0850(6), Florida Statutes (as in effect on November 7, 1996).

                       PLAN OF MERGER AND MERGER AGREEMENT

                             PROVIDENT INTERIM BANK
                                (IN ORGANIZATION)

                                  WITH AND INTO

                        SOUTH HILLSBOROUGH COMMUNITY BANK

                              UNDER THE CHARTER OF

                        SOUTH HILLSBOROUGH COMMUNITY BANK

                               UNDER THE TITLE OF

                          THE PROVIDENT BANK OF FLORIDA
                        (RESULTING FINANCIAL INSTITUTION)


         THIS AGREEMENT made between PROVIDENT INTERIM BANK (hereinafter referred to as "Provident") an interim financial institution to be organized under the laws of the State of Florida and SOUTH HILLSBOROUGH COMMUNITY BANK (hereinafter referred to as "SHCB"), a financial institution organized under the laws of the State of Florida, with its main office located at 6542 U.S. Highway 41 North, Apollo Beach, County of Hillsborough, in the State of Florida, and two
(2) branch offices located at 6687 Oakfield Drive, Brandon, Florida 33511 and 301 North Tamiami Trail, Ruskin, Florida 33570 with Total Capital Accounts of
$4,038,000, divided       into shares of Capital stock, each with $2.00 par
value, Surplus $3,212,000, and Undivided Profits of $192,000 as of June 30, 1996, each acting pursuant to a resolution of its Board of Directors, adopted by the vote of a majority of its directors, pursuant to the authority given in accordance with the provisions of Section 658.40 through 658.45, Florida Statutes, witnesseth as follows:

                                   SECTION 1.

         Provident shall be merged into SHCB under the charter of SHCB.


                                   SECTION 2.

         The name of the Resulting Financial Institution shall be "South Hillsborough Community Bank." The Resulting Financial Institution will not exercise trust powers until so authorized.


                                   SECTION 3.

         The business of the Resulting Financial Institution shall be that of a general commercial banking business. The business shall be conducted by the Resulting Financial Institution at its main office which shall be located at 6542 U.S. Highway 41 North, Apollo Beach, County of Hillsborough, in the State of Florida, and at each existing branch office located at 668 Oakfield Drive, Brandon, Florida 33511 and 301 North Tamiami Trail, Ruskin, Florida 33570.


                                   SECTION 4.

         The amount of Total Capital Accounts of the Resulting Financial Institution shall be equal to the combined total capital accounts of all of the merging or constituent financial institutions as stated in the preamble of this agreement, adjusted, however for normal earnings and expenses between September 30, 1996, and the effective time of the merger.


                                   SECTION 5.

         All assets of each of Provident and SHCB, as they exist at the effective time of the merger, shall pass to and vest in the Resulting Financial Institution without any conveyance or other transfer; and the Resulting Financial Institution shall be considered the same business and corporate entity as each constituent financial institution with all the rights, powers, and duties of each constituent financial institution and the Resulting Financial Institution shall be responsible for all the liabilities of every kind and description of each of the financial institutions existing as of the effective time of the merger.


                                   SECTION 6.

         Provident shall contribute to the Resulting Financial Institution acceptable assets as provided in Agreement and Plan of Reorganization by and between SHCB and Provident Bancorp dated October 8, 1996 (the "Agreement").

         At the effective of the merger, SHCB shall have on hand assets as provided in the Agreement.


                                   SECTION 7.

         Of the capital stock of the Resulting Financial Institution, the presently outstanding One Thousand (1,000) shares of capital stock of Provident, each of $1.00 par value, shall become outstanding as there shall be One Thousand (1,000) shared of Resulting Financial Institution, each of $800.00 par value, and the holder thereof shall retain its present rights therein; and the shareholders of SHCB, shall, in the aggregate, be entitled to receive that number of shares of common stock of the Provident Bancorp, Inc., no par value per share ("Provident Common Stock"), having a value (based on the weighted average of the closing representative bid and asked prices for Provident Common Stock on the NASD National Market System) as provided in the Agreement.

                                   SECTION 8.

         The owners of SHCB shares which voted against the approval of the merger shall be entitled to receive their value in cash, if and when the merger becomes effective. The value of such shares of SHCB shall be determined in accordance with Section 658.44, Florida Statutes.


                                   SECTION 9.

         Neither of the financial institutions shall declare or pay any dividend to its shareholders between the date of this agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value.


                                   SECTION 10.

         The following named persons shall serve as the Board of Directors and executive officers of the Resulting Financial Institution until the next annual meeting of shareholders or until such time as their successors have been elected and have qualified.

                               Board of Directors
                               ------------------


                               Executive Officers
                               ------------------


                                   SECTION 11.

         This agreement may be terminated by the unilateral action of the Board of Directors of any constituent financial institution prior to the approval of the stockholders of the said constituent financial institution or by the mutual consent of the Board of all constituent institutions after the shareholders of the constituent financial institution have ratified this agreement and approved the merger. Since time is of the essence to this agreement, if for any reason the transaction shall not have been consummated by June 30, 1997, this agreement shall terminate automatically as of that date unless extended in writing prior to said date by mutual action of the Boards of Directors of the constituent financial institutions.


                                   SECTION 12.

         This agreement shall be ratified and confirmed by the affirmative vote of the shareholders of each of the financial institutions owing at least a majority of its capital stock outstanding, at a meeting to be held on the call of the Directors or as otherwise provided by the bylaws, and the merger shall become effective at the time specified in a Certificate to be issued by the Comptroller of Florida, pursuant to 658.45, Florida Statutes, under the seal of his office, approving the merger.

                                   SECTION 13.

         This agreement is also subject to the following terms and conditions:
         (a) The Florida Department of Banking and Finance shall have approved this Agreement to Merge and shall have issued all other necessary authorizations and approvals of the merger, including a Certificate of Merger.
         (b) The appropriate federal regulatory agency and applicable state agencies shall have approved the merger and shall have issued all other necessary authorizations and approvals for the merger, and any statutory waiting period shall have expired.


                                   SECTION 14.

         Effective as of the time this merger shall become effective as specified in the Certificate of Merger to be issued by the Comptroller of Florida, the Articles of Incorporation of the resulting Financial Institution shall read as follows:

         [See Schedule A to Annex A of this Proxy Statement/Prospectus]

                                                                         ANNEX C

[ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS IS INCORPORATED BY REFERENCE TO PROVIDENT BANCORP, INC.'S FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1996. SHAREHOLDERS OF SOUTH HILLSBOROUGH COMMUNITY BANK WILL RECEIVE COPIES OF SUCH FORM 10-Q AS ANNEX C]

                                                                         ANNEX D

                                FLORIDA STATUTES
                        TITLE XXXVIII. BANKS AND BANKING
              CHAPTER 658. BANKING CODE: BANKS AND TRUST COMPANIES

658.44.  Approval by stockholders; rights of dissenters; preemptive rights

         (1) The Department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

         (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

         (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

         (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

         (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

         (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

         (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

         (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

         (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

         (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

         (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

         (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

         (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

         (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.